EXECUTION COPY

NOTE PURCHASE AGREEMENT

dated as of August 17, 2007

among

ENCOMPASS GROUP AFFILIATES, INC.,
as Issuer,

and

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.,
CYBER-TEST, INC., VANCE BALDWIN, INC., HUDSON STREET INVESTMENTS, INC. and
SPECTRUCELL, INC.
as Guarantors,

THE NOTE PURCHASERS LISTED HEREIN

and

SANKATY ADVISORS, LLC
as First Lien Collateral Agent for the Senior Notes and
Second Lien Collateral Agent for the Subordinated Notes

$12,690,355.00 IN AGGREGATE ORIGINAL PRINCIPAL AMOUNT
OF SENIOR SECURED NOTES DUE AUGUST 17, 2012 AND
$10,714,286.00 IN AGGREGATE ORIGINAL PRINCIPAL AMOUNT
OF SENIOR SUBORDINATED NOTES DUE AUGUST 17, 2013
PLUS ADDITIONAL ISSUANCES AS CONTEMPLATED HEREUNDER

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5.8	Compliance with Laws and Regulations	13
5.9	Licenses, Patents, Copyrights, Trademarks and Trade Names	13
5.10	Compliance with Other Instruments; No Conflicts	14
5.11	Indebtedness	14
5.12	Disclosure	14
5.13	Title to Property and Assets	14
5.14	Tax Liabilities	14
5.15	Labor Agreements and Actions	14
5.16	Private Placement
5.17	Customers and Suppliers	15
5.18	Employee Benefit Plans	15
5.19	Environmental Matters	15
5.20	Margin Security	16
5.21	Brokerage Fees, etc	16
5.22	Solvency	16
5.23	Security Interest	16
5.24	Permits; Laws	17
5.25	Government Regulation; Margin Stock	17
5.26	Anti-Terrorism Laws	17
5.27	No Restrictions on Transfer
SECTION 6. CLOSING CONDITIONS		18
6.1	Representations and Warranties; No Default	18
6.2	Documents Satisfactory; Transactions Consummated	18
6.3	Delivery of Documents	18
6.4	Due Diligence; No Change in Condition	20
6.5	Corporate/Capital Structure	21
6.6	Authorizations, Consents and Approvals	21
6.7	No Material Adverse Effect	21
6.8	Litigation	21
6.9	Other Fees and Expenses	21
6.10	No Violation of Regulations T, U or X	21
6.11	Perfection of Security	21

6.12	Ancillary Documents	21
6.13	Existing Indebtedness	22
SECTION 7. COVENANTS		22
7.1	Payment of Obligations	22
7.2	Taxes and Other Charges; Accounts Payable	22
7.3	Maintenance of Properties	22
7.4	Statutory Compliance	23
7.5	Compliance with Material Agreements; Notices of Material Agreements	23
7.6	Insurance	23
7.7	ERISA	23
7.8	Use of Proceeds	24
7.9	Further Assurances	24
7.10	Environmental Laws	24
7.11	Indebtedness of Parent
7.12	Financial Covenants	25
7.13	Indebtedness	25
7.14	Liens	26
7.15	Investments	27
7.16	Restricted Payments	28
7.17	Mergers, Asset Dispositions and Acquisitions	29
7.18	Other Asset Sales	30
7.19	Business Activities	30
7.20	Guarantees	30
7.21	Antilayering	31
7.22	Restrictions on Subsidiary Dividends and Other Payments	31
7.23	No Non-Wholly Owned Subsidiaries	31
7.24	Financial Statements and Reports	31
7.25	Books, Records and Inspections; Consultation Rights	33
7.26	Transactions with Affiliates and Related Parties	34
7.27	Amendment of Certain Documents	34
7.28	Observer Rights	34
7.29	Post-Closing Deliveries and Actions

SECTION 8. EVENTS OF DEFAULT		35
8.1	Payment Default	35
8.2	Payment Default on Other Indebtedness	35
8.3	Reporting Default	35
8.4	Levy	35
8.5	Certain Covenants	35
8.6	Other Defaults	35
8.7	Breach of Representations or Warranties	35
8.8	Involuntary Bankruptcy, Appointment of Receiver, etc	36
8.9	Voluntary Bankruptcy, Appointment of Receiver, etc	36
8.10	Insolvency	36
8.11	Judgments and Attachments	36
8.12	Failure of Liens	36
8.13	Material Adverse Effect	36
8.14	Governmental Action	36
8.15	ERISA	37
8.16	Business Interruption	37
SECTION 9. RESTRICTIONS ON TRANSFER; LEGENDS		38
9.1	Assignments	38
9.2	Restrictive Legend	38
9.3	Termination of Restrictions	39
SECTION 10. GUARANTEE		39
10.1	Guarantee of Note Obligations	39
10.2	Continuing Obligation	40
10.3	Waivers with Respect to Note Obligations	40
10.4	Note Purchasers’ Power to Waive, etc	42
10.5	Information Regarding the Issuer, etc	42
10.6	Certain Guarantor Representations	43
10.7	Subrogation	43
10.8	Subordination	43
SECTION 11. SUBORDINATION		45
11.1	Payment Defaults	45

11.2	Non-Payment Defaults	45
11.3	Forbearance Periods	46
11.4	Distributions	46
11.5	Payments to be Held in Trust	47
11.6	Subrogation	47
11.7	Reinstatement of Obligations	47
11.8	Actions With Respect to the Senior Notes	48
11.9	Waiver of Notice of Acceptance	48
11.10	Injunctive and Other Relief	48
11.11	Application of Provisions	48
11.12	No Modification	49
SECTION 12. COLLATERAL AGENT		49
12.1	Collateral Agents’ Authority to Act, etc	49
12.2	Collateral Agents’ Resignation	49
12.3	Concerning the Collateral Agent	50
12.4	Indemnification	51
12.5	Assumption of Collateral Agent’s Rights	51
SECTION 13. MISCELLANEOUS		52
13.1	Expenses	52
13.2	Indemnity	52
13.3	Right of First Offer	53
13.4	Amendments and Waivers	53
13.5	Independence of Covenants	53
13.6	Notices	53
13.7	Survival of Warranties and Certain Agreements	55
13.8	Failure or Indulgence Not Waiver; Remedies Cumulative	55
13.9	Severability	55
13.10	Heading	56
13.11	Applicable Law	56
13.12	Successors and Assigns; Subsequent Holders	56
13.13	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	56
13.14	WAIVER OF JURY TRIAL	56

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13.15	Counterparts; Effectiveness	57
13.16	Confidentiality	57
13.17	USA PATRIOT ACT	57
13.18	Entirety	58
13.19	Joinder	58

SCHEDULES AND EXHIBITS

Schedule
I	Note Purchasers and dollar amount of Notes
II	Wire instructions of the Note Purchasers
5.2.1	Tax identification numbers, CEO address and principal place of business, jurisdictions of business, business names and authorized equity
5.2.2	Options, warrants, conversion rights and preemptive rights
5.6	Consents
5.7	Litigation
5.9	Intellectual Property
5.13	Title to property and assets
5.14	Tax Liabilities
5.15	Labor agreements and actions
5.17	Customers and Suppliers
5.19	Environmental Matters
5.21	Brokerage Fees
5.23	Location of Collateral
6.3.14	Material Contracts
6.13	Existing Indebtedness
7.12	Financial Covenants
7.15	Investments
7.17.2.3	Direct Competitors

Exhibit
A	Form of Senior Note
B	Form of Subordinated Note
C	First Lien Security Agreement
D	Second Lien Security Agreement
E	Notice of Borrowing

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of August 17, 2007 and is entered into by and among Encompass Group Affiliates, Inc., a Delaware corporation, as issuer (“Company” or the “Issuer”), any Subsidiary of Parent (as defined below) from time to time party hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”), Advanced Communications Technology, Inc., a Florida corporation (“ACT” or the “Parent”), SpectruCell, Inc., a Delaware corporation (“SpectruCell”), Hudson Street Investments, Inc., a Delaware corporation (“Hudson Street”), Cyber-Test, Inc. a Delaware corporation (“Cyber-Test”) and Vance Baldwin, Inc., a Florida corporation (“Vance Baldwin”), as guarantors (the Issuer, the Company, SpectruCell, Hudson Street, Cyber-Test, Vance Baldwin and any subsidiary of Parent that executes a counterpart or joinder of this Agreement together being referred to as the “Note Parties”, and each such Person a “Note Party”), Sankaty Advisors, LLC as First Lien Collateral Agent for the Senior Note Purchasers and Second Lien Collateral Agent for the Subordinated Note Purchasers, and each Senior Note Purchaser and Subordinated Note Purchaser listed on Schedule I attached hereto (together, the “Note Purchasers”).

RECITALS

WHEREAS, pursuant to a Purchase Agreement dated as of August 17, 2007 (the “Acquisition Agreement”), by and among Parent, as seller, ACT-DE LLC, a Delaware limited liability company and the other buyer parties identified on Schedule 1 thereto, as buyer (together, the “Buyer”), Buyer proposes to acquire a portion of equity of Parent, and pursuant to a Stock Purchase Agreement dated as of August 17, 2007 (the “SPA”) Encomapss Group Affiliates, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent proposes to acquire all of the issued and outstanding capital stock of Vance Baldwin, Inc. (the “Acquired Entity”) from Fred V. Baldwin for aggregate consideration of approximately Twenty Five Million and Two Hundred Thousand Dollars ($25,000,200); (collectively, the “Acquisition”), inclusive of fees (subject to adjustment pursuant to theSPA); and

WHEREAS, in order to finance the Acquisition of the Acquired Entities (which will offset the purchase price under the Acquisition Agreement) and thereafter to provide working capital to the Note Parties, the Issuer will issue to the Note Purchasers their Senior Secured Notes (the “Senior Notes”) in the aggregate original principal amount of $12,690,355.00, in the form attached as Exhibit A hereto for an aggregate purchase price of $12,500,000.00 and their Senior Subordinated Notes (the “Subordinated Notes” and, together with the Senior Notes, the “Notes” and each of the Senior Notes and Subordinated Notes, a “Series” of Notes) in the aggregate original principal amount of $10,714,286.00, in the form attached as Exhibit B hereto for an aggregate purchase price of $10,500,000.00; and

WHEREAS, each of the Parent, SpectruCell, Hudson Street, Cyber-Test and Vance Baldwin, Inc. will execute this Agreement as guarantors of the obligations of the Issuer under the Notes; and

WHEREAS, the Note Parties will each execute (i) a First Lien Security Agreement for the Senior Notes in the form of Exhibit C, pursuant to which each such Note Party will grant a first lien in all of its present and future assets (the “Collateral”) to Sankaty Advisors, LLC as collateral agent for the Senior Note Purchasers (the “First Lien Collateral Agent”), to secure each such Note Party’s respective obligations with respect to the Senior Notes and (ii) a Second Lien Security Agreement for the Subordinated Notes in the form of Exhibit D, pursuant to which each such Note Party will grant a second lien in the Collateral to Sankaty Advisors, LLC as collateral agent for the Subordinated Note Purchasers (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”), to secure each such Note Party’s respective obligations with respect to the Subordinated Notes;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Note Parties and the Note Purchasers agree as follows:

SECTION 1. DEFINITIONS.

1.1 Certain Defined Terms; Rules of Construction. Capitalized terms used in this Agreement have the meanings set forth in Annex I hereto. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) the capitalized term “Schedules” refers to schedules to this Agreement, (d) references to a particular Section include all subsections thereof, (e) the word “including” shall be construed as “including without limitation”, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (g) references to a particular Person or entity include such Person’s or entity’s successors and assigns to the extent not prohibited by this Agreement and (h) references to “$”, “cash”, “dollars” or similar references means U.S. dollars, paid in cash or other immediately available funds. References to “the date hereof” mean the date first set forth above.

1.2 Accounting Terms. Unless the context otherwise clearly requires, all accounting terms not specifically defined herein shall be construed, all accounting determinations hereunder shall be made and all financial computations required to be delivered pursuant hereto shall be prepared, in accordance with GAAP. If any change in GAAP following June 30, 2006 results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement, then the Issuer and the Required Purchasers agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Note Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the provisions of this Section 1.2, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.

SECTION 2. PURCHASE AND SALE OF THE NOTES.

2.1 Purchase and Sale of the Notes. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Issuer hereby agrees to sell to each Note Purchaser, and each such Note Purchaser agrees to purchase from the Issuer, at the Closing, a Note in the original principal amount set forth opposite the name of such Note Purchaser on Schedule I for the purchase price set forth thereon.

2.2 The Closing. The purchase and sale of the Notes will occur at a closing (the “Closing”) to be held on August 17, 2007, at 10:00 a.m. (Boston time), at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, or at such other date, time and/or location as may be agreed upon by the parties hereto.

2.3 Payment of Purchase Price. At the Closing, against payment to the Issuer by wire transfer of immediately available funds in the amounts set forth on Schedule I, the Issuer will deliver Notes registered in the names of the Note Purchasers in the amounts set forth on Schedule I. The Notes will be delivered by the Issuer as they are allocated on Schedule I.

2.4 Additional Issuances. During the twenty-four (24) month period following the Closing Date, the Issuer may sell to each Note Purchaser, and each such Note Purchaser agrees to purchase from the Issuer, in up to two additional issuances (each an “Additional Issuance”), (i) up to $2,538,071.07 of principal amount of Senior Notes with aggregate net proceeds from such Additional Issuances of $2,500,000, (ii) up to $2,551,020.41 of principal amount of Subordinated Notes with aggregate net proceeds from such Additional Issuances of $2,500,000.00, or (iii) up to $1,269,035.53 of principal amount of Senior Notes with aggregate net proceeds from such Additional Issuance of $1,250,000.00 and up to $1,275,510.20 of principal amount of Subordinated Notes with aggregate net proceeds from such Additional Issuance of $1,250,000; provided, that an Additional Issuance shall be a purchase and sale of (x) Senior Notes if the Leverage Ratio is less than 4.0:1.0 on a pro forma basis after giving effect to the Additional Issuance as of the Supplemental Closing Date and (y) Subordinated Notes if the Leverage Ratio is greater than or equal to 4.0:1.0 and less than 4.5:1.0 on a pro forma basis after giving effect to such Additional Issuance as of the Supplemental Closing Date; provided, further, that in no event shall the net proceeds of all Additional Issuances exceed $2,500,000.00. Any purchase and sale of Notes pursuant to this Section 2.4 shall be subject to the following conditions, which conditions may only be waived or amended by the Required Purchasers:

2.4.1. The Leverage Ratio for the Trailing Twelve Month Period shall be no greater than 4.5:1.0 as of the Supplemental Closing Date;

2.4.2. not less than ten (10) Business Days prior to the contemplated issuance, the Issuer shall deliver a Notice of Borrowing to the Collateral Agent in the form attached hereto as Exhibit E, which shall include, among other items, the requested amount of Notes to be sold to the Note Purchasers, and the proposed date of such Supplemental Closing Date;

2.4.3. immediately before and after such Additional Issuance, no Default or Event of Default shall have occurred and be continuing;

2.4.4. the representations and warranties contained in Section 5 hereof and in the other Note Documents shall be true and correct as of the Supplemental Closing Date in all material respects after giving effect to the transactions contemplated herein on such Supplemental Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), provided that, (i) to the extent that such representations and warranties relate to a specific earlier date, such representations and warranties shall be true and correct as of such earlier date, and (ii) to the extent exceptions to such representations and warranties (excluding changes to schedules) have been disclosed in writing to the Note Purchasers and have been approved in writing by the Required Purchasers, such warranties shall be qualified by such exceptions; provided, further, that, notwithstanding anything to the contrary herein, the Note Parties may be permitted from time to time to provide supplements to the Schedules to this Agreement in order to reflect any changes to the information provided therein, provided that such changes and any transaction related thereto are expressly permitted by the terms of this Agreement and have not resulted from nor would result in a Material Adverse Effect;

2.4.5. no Material Adverse Effect shall have occurred since the Closing Date, it being understood and agreed that the Note Parties incurring non-ordinary course costs or damages exceeding the sum of $200,000 shall constitute a Material Adverse Effect for purposes of any Additional Issuance;

2.4.6. the Issuer shall have paid all fees and expenses of the Note Purchasers pursuant to Section 6.9 (including, without limitation, legal fees and expenses) as of the Supplemental Closing Date;

2.4.7. an authorized officer of the Issuer shall deliver a certificate to the Note Purchasers certifying to the matters in Section 2.4.1, Section 2.4.3, Section 2.4.4, Section 2.4.5 and Section 2.4.6 hereof as of the Supplemental Closing Date.

2.5 Payment of Purchase Price Upon an Additional Issuance. On the Supplemental Closing Date, in consideration of payment to the Issuer by wire transfer of immediately available funds in an amount equal to the purchase price of the Notes purchased on the Supplemental Closing Date, the Issuer will deliver Notes registered in the names of the Note Purchasers in the principal amount equal to such Note Purchasers pro rata share of the Senior Notes or the Subordinated Notes, as the case may be, issued on the Closing Date.

2.6 Use of Proceeds. The proceeds of the sale by the Issuer of the Notes hereunder shall be used solely to effect the acquisition of Vance Baldwin, to pay fees and expenses in connection with the Acquisition and the financing hereunder, for general corporate purposes and to provide working capital to the Note Parties. No portion of the proceeds of the sale of the Notes hereunder shall be used, directly or indirectly, for the purpose of buying or carrying any “margin stock” within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Issuer agrees that in no event shall any proceeds of the sale of the Notes hereunder be used in any manner which might cause the Notes or the application of such proceeds to violate any of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act, in each case as in effect as of the Closing and as of such use of proceeds.

SECTION 3. TERMS OF THE NOTES

3.1 Interest on the Notes.

3.1.1. The Notes shall bear interest at a rate equal to the respective Applicable Rate for such Notes on the unpaid principal amount thereof (and on any interest or other amount owing hereunder that is not paid when due, to the extent permitted by applicable law) from and including the Closing Date (or as applicable, a Supplemental Closing Date) until the principal amount shall have been paid in full. During the pendency of any Event of Default, the interest rate on the Notes shall be increased by 2% per annum over the then applicable interest rate.

3.1.2. All accrued interest on the Notes shall be payable, in arrears, in cash on the last Business Day of each of March, June, September and December, commencing September 28, 2007 (each an “Interest Payment Date”).

3.1.3. Interest on the Notes shall be computed on the basis of the actual number of days elapsed over a 360-day year. In computing such interest, the date or dates of the making of the Notes shall be included and the date of payment shall be excluded.

3.1.4. AHYDO Catchup. Notwithstanding anything to the contrary in this Agreement, if the aggregate amount of accrued and unpaid interest (including, for this purpose only, PIK Interest) on the Subordinated Notes and all unpaid original issue discount on the Subordinated Notes on any Interest Payment Date following the fifth anniversary of the Closing (the first such date being August 17, 2012) would, but for this provision, exceed an amount equal to the product of:

(a)	the issue price (as defined in sections 1273(b) and 1274(a) of the Code) of the Subordinated Notes; and

(b)	the yield to maturity (interpreted in accordance with section 163(i) of the Code) of the Subordinated Notes (such product, the “Maximum Accrual”),

then all accrued and unpaid interest (including, if necessary, PIK Interest) and original issue discount on the Subordinated Notes in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Note Parties on each such Interest Payment Date.

3.2 Payment of Notes.

3.2.1. Scheduled Payments. The principal amount of the Senior Notes shall be repaid in consecutive quarterly installments in an amount equal to one percent (1.0%) per annum of the original principal amount of the Senior Notes payable, in arrears, in cash on each Interest Payment Date.

3.2.2. Payment at Maturity. The entire principal amount of the Notes then outstanding, any accrued and unpaid interest on the Notes and all other Note Obligations (except for contingent obligations for which no demand has been made) shall be due and payable on, and shall be paid in full in cash on, the respective Maturity Date for such Series of Notes. The Issuer understands and acknowledges that it is obligated for the entire principal amount of the Notes outstanding, any accrued and unpaid interest on the Notes and all other Note Obligations.

3.2.3. Voluntary Prepayments. The Issuer shall not be permitted to make any voluntary prepayments of the Subordinated Notes until payment in full by the Issuer of all amounts due and owing under the Senior Notes. Subject to the foregoing, the Notes may be prepaid at the Issuer’s option, at any time, and from time to time, in whole or in part (in a minimum amount of $250,000 and in increments of $250,000, or such lesser amount as is then outstanding), on ten Business Days’ prior notice to the respective Note Purchasers whose Notes are to be prepaid; provided, that any such voluntary prepayment of Notes shall include the Applicable Premium on the amount so prepaid.

3.2.4. Prepayments Upon a Change of Control.

3.2.4.1. Upon any Change of Control, the Note Purchasers shall have the right to require the Issuer to prepay any or all of the Notes then outstanding together with accrued interest thereon and the then Applicable Premium on the amount so prepaid. Such prepayment of the Notes shall be made in accordance with Section 3.2.4.2.

3.2.4.2. Not later than (i) three (3) Business Days prior to any Change of Control resulting from the issuance or sale by Parent or any of its Subsidiaries of any equity interest or any other Change of Control of which Parent or any of its Subsidiaries has prior knowledge or (ii) three (3) Business Days following any other Change of Control, the Issuer shall deliver to the Note Purchasers a written notice of such Change of Control (a “Change of Control Notice”). The Note Purchasers shall have ten (10) Business Days from the date of delivery of the Change of Control Notice to exercise their right to require the Issuer to prepay all or a specified amount of the Notes held by such Note Purchasers pursuant to Section 3.2.4.1 at a purchase price equal to the principal amount of such Notes plus the Applicable Premium thereon by delivering a notice to the Issuer to that effect (the “Change of Control Prepayment Notice”). Any prepayment of Notes pursuant to this Section 3.2.4.2 shall be effected on or prior to the later of (x) the occurrence of the Change of Control or (y) five Business Days following delivery of the Change of Control Prepayment Notice.

3.2.5. Excess Cash Flow Sweep. In the event that there is Excess Cash Flow for any fiscal year, commencing with the period beginning on the Closing Date and ending June 30, 2008, then promptly following the delivery of the audited financial statements for such fiscal year pursuant to Section 7.24.1, and in any event not more than one hundred twenty (120) days after the end of the fiscal year, the Company shall apply an amount equal to 50% of such Excess Cash Flow to the prepayment of the Senior Notes at a purchase price equal to the principal amount of such Senior Notes.

3.2.6. Other Mandatory Prepayments. The Issuer shall not be permitted to make any mandatory prepayments of the Subordinated Notes until payment in full by the Issuer of all amounts due and owing under the Senior Notes. Subject to the foregoing (excluding the sales or other dispositions of assets to the extent permitted by the provisions of Section 7.18, but only to the extent that there is no existing Event of Default and (i) the Excess Disposition Proceeds do not exceed $200,000 or (ii) (x) the Excess Disposition Proceeds realized are less than $2,500,000 and are applied within 90 days from receipt of such Excess Disposition Proceeds to purchase other assets in accordance with Section 7.18 or (y) the Excess Disposition Proceeds realized are greater than or equal to $2,500,000 and less than $5,000,000 and are applied within 60 days of receipt of the Excess Disposition Proceeds or if any Note Party enters into a contract to reinvest such Excess Disposition Proceeds within 60 days of the receipt thereof, within one hundred eighty (180) days after the date of such contract or other disposition to purchase other assets in accordance with Section 7.18 or (z) the Excess Disposition Proceeds realized are greater than or equal to $5,000,000 and the Collateral Agents provide their written consent for such Excess Disposition Proceeds to be used to purchase other assets in accordance with Section 7.18), within ten (10) days of receipt by any Note Party of any Excess Disposition Proceeds or any Excess Issuance Proceeds, the Issuer shall apply an amount equal to such Excess Disposition Proceeds or Excess Issuance Proceeds to the prepayment of the Notes. Nothing in this Section 3.2.6 shall be deemed to be a consent to the sale of any assets or equity or the issuance of any equity or debt securities.

3.3 Prepayment Procedures.

3.3.1. If fewer than all of a given Series of Notes are to be paid or prepaid, the Issuer shall pay or prepay the Notes or such Series of Notes on a pro rata basis and, in the event of an offer to prepay a portion of a Series of Notes in whole or in part, the Issuer shall pay or prepay the Notes of such Series of Notes pro rata to those parties tendering in response to such offer.

3.3.2. Upon surrender of a Note that is paid or prepaid in part, the Issuer shall, at the request of the applicable Note Purchaser, promptly execute and deliver to the holder (at the expense of the Issuer) a new Note equal in principal amount to the unpaid portion of the Note surrendered.

3.3.3. Each Note Purchaser agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), such Note Purchaser will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Issuer of the name and address of the transferee of that Note; provided, that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Issuer of the name and address of a transferee shall not limit or otherwise affect the obligation of the Issuer hereunder or under such Note.

3.3.4. All payments or prepayments (whether voluntary or mandatory) shall include the payment of accrued and unpaid interest to, but not including, the date of such prepayment on the principal amount of the Notes so prepaid, and the Applicable Premium (other than those prepayments made pursuant to Section 3.2.5), if any.

3.4 Taxes.

3.4.1. Any and all payments hereunder or with respect to any Note or any Guarantee shall be made free and clear of and without withholding or deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any other jursidiction or any political subdivision of the United States or any other jurisdiction, excluding taxes imposed or based on the recipient Note Purchaser’s overall net income, franchise or capital taxes imposed on it in lieu of net income taxes, any estate, inheritance, gift or personal property tax, any branch profits taxes, and any taxes similar to the foregoing, but only to the extent any of such foregoing taxes are imposed as a result of a connection between the Note Purchaser and the relevant jurisdiction or political subdivision other than a connection resulting from entering into, executing, receiving payment under, or exercising rights or performing obligations under this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities including any interest, additions to or penalties appliable thereto, in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Issuer or any Guarantor shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any Guarantee to any Note Purchaser, (i) the sum payable shall be increased as may be necessary so that after making all required withholdings or deductions (including deductions applicable to additional sums payable under this Section 3.4) such Note Purchaser receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Issuer or Guarantor shall make such withholdings or deductions and (iii) the Issuer or Guarantor shall remit the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Issuer or Guarantor shall furnish to such Note Purchaser the original or certified copy of a receipt evidencing payment thereof. So long as no Event of Default has occurred and is continuing, the Note Purchasers will not assign any of the Notes to any Person that would trigger any payment obligations by the Issuer or Guarantors under this Section 3.4.1.

3.4.2. In addition, the Issuer and Guarantors agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes or any other Note Document (hereinafter referred to as “Other Taxes”).

3.4.3. Each Note Purchaser that is not a United States person within the meaning of Section 7701(a)(30) of the Code, prior to its receipt of any payment under this Agreement and the Notes, and upon request from the Issuer prior to the obsolescence of any previously provided form, shall provide the Issuer with an accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying, in each case, that such Note Purchaser is entitled to a complete exemption from United States withholding tax on interest payments made pursuant to this Agreement and the Notes. In addition, each Note Purchaser that is a United States person within the meaning of Section 7701(a)(30) will deliver an accurate and complete original signed copy of Internal Revenue Service Form W-9. In addition, each Note Purchaser agrees that from time to time, when a change in circumstances of the Note Purchaser or any direct or indirect beneficial owner renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Issuer new accurate and complete original signed copies of Internal Revenue Service Form W-9, W-8BEN, W-8ECI, W-8EXP or W-8IMY, (or appropriate successor forms) as the case may be, certifying, in each case, that such Note Purchaser is entitled to a complete or partial exemption from United States withholding tax on interest payments made pursuant to this Agreement and the Note; provided, however, that if the applicable form provides only a partial exemption, the payment obligation in Section 3.4.1 and the indemnification obligation in Section 3.4.6 should apply only to the extent thereof. Any form W-8BEN on which exemption under an income tax treaty is not claimed shall be accompanied by a certificate to the effect that such Note Purchaser is not a (A) “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Issuer within the meaning of section 881(c)(3)(B) of the Code and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. Any form W-8IMY shall include certifications from all direct and indirect beneficial owners that they are entitled to a complete (or, in the case of change of circumstances of the Note Purchaser or any direct or indirect beneficial owner, partial) exemption from United States withholding tax on interest payments made pursuant to this Agreement and the Notes, but only to the extent such form W-8-IMY is required by law to include such certifications.

3.4.4. A Note Purchaser that is entitled to an exemption from any non-U.S. withholding tax under the law of the jurisdiction in which any Issuer or Guarantor (if such Guarantor is required to make a payment under this Agreement) is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Issuer or Guarantor, at the time or times prescribed by applicable law or reasonably requested by such Issuer or Guarantor, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding.

3.4.5. A Note Purchaser shall not be entitled to indemnification under this Section 3.4 with respect to Taxes to the extent such Taxes are imposed as a result of the Note Purchaser failing to provide to Issuer the forms required to be provided under Section 3.4.3, or as a result of the Note Purchaser failing to provide to any Issuer or Guarantor the documentation required to be provided under Section 3.4.4, unless it is unable to provide such forms as a result of a change in law, treaty or regulations or interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law); provided, however, that should a Note Purchaser which is otherwise exempt from Taxes become subject to Taxes because of its failure to deliver a form required hereunder, the Issuer or Guarantors, as applicable, shall take such steps as such Note Purchaser shall reasonably request, but at no expense to the Issuer or Guarantors, to assist such Note Purchaser to recover such Taxes.

3.4.6. Subject to Section 3.4.5 above, the Issuer and Guarantors will indemnify each Note Purchaser for the full amount of Taxes or Other Taxes (to the extent not previously paid under Section 3.4.2 above) imposed on such Note Purchaser and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment in respect of any such indemnification shall be made within 30 days from the date such Note Purchaser makes written demand therefor and a certificate from such Note Purchaser prepared in good faith and setting forth in reasonable detail the calculation thereof as to the amount and the type of such Taxes. Any payment due hereunder and not timely paid shall bear interest, payable in cash at the same time as the underlying payment, at the rate applicable to the Notes.

3.4.7. In the event that the Issuer or any Guarantor make an additional payment under this Section 3.4 for the account of any Note Purchaser and such Note Purchaser, in its sole opinion and absolute discretion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Note Purchaser shall, to the extent that it reasonably determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Issuer such amount as such Note Purchaser shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Note Purchaser (after such payment) in no worse position than it would have been had the Issuer not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Note Purchaser to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Note Purchaser to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Note Purchaser to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, relief, remissions or repayments to which it may be entitled.

3.4.8. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal and interest under the Notes.

3.5 Manner and Time of Payment.

3.5.1. All payments with respect to any Series of Notes shall be made pro rata to the Note Purchasers without defense, set off or counterclaim in same day funds and shall be made by wire transfer to the Note Purchasers’ respective accounts designated in Schedule II hereto (or such other account or address or to the attention of such other Person as the applicable Note Purchaser shall have specified by prior written notice to the Issuer) so as to be actually received not later than 2:00 p.m. (Boston time) on the date such payment is due; provided that funds received by such Note Purchasers after 2:00 p.m. (Boston time) shall be deemed to have been paid on the next succeeding Business Day.

3.5.2. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest hereunder or under the Notes.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF NOTE PURCHASERS.

In order to induce the Issuer to enter into this Agreement, each Note Purchaser individually (but not on behalf of any other Note Purchaser) represents and warrants for the benefit of the other Note Purchasers and the Issuer that, as of the Closing Date:

4.1 Legal Capacity; Due Authorization. Such Note Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Note Purchaser and is the legal, valid and binding obligation of such Note Purchaser enforceable against it in accordance with the terms hereof.

4.2 Restrictions on Transfer. Such Note Purchaser has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Note Purchaser is aware that the Issuer is not under any obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. Such Note Purchaser is purchasing the Notes to be acquired by such Note Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof; provided, however, that subject to SECTION 9 of this Agreement, the disposition of such Note Purchaser’s property shall at all times be and remain in its control.

4.3 Accredited Investor, etc. Such Note Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Note Purchaser is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

4.4 Brokerage Fees, etc. Each Note Purchaser represents and warrants to each other party to this Agreement that no broker’s, finders’ or placement fee or commission will be payable to any Person alleged to have been retained by such representing and warranting party with respect to any of the transactions contemplated by this Agreement. Each Note Purchaser hereby indemnifies each such other party against, and agrees that it will hold each such party harmless from, any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission alleged to have been incurred by such indemnifying party.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES.

In order to induce each Note Purchaser to enter into this Agreement and to purchase the Notes to be purchased by such Note Purchaser hereunder, each Note Party jointly and severally represents, warrants and agrees for the benefit of each Note Purchaser that, as of the Closing Date, or with respect to an Additional Issuance, a Supplemental Closing Date (unless otherwise stated, both before and after giving effect to the issuance of the Notes, the Acquisition and the other transactions to occur on the Closing Date (or the Supplemental Closing Date, as applicable) or in connection with the foregoing) (it being understood and agreed that in relation to any representation or warranty given by any of the Note Parties relating to SpectruCell, Hudson Street, Vance Baldwin or Cyber-Test in relation to any period prior to the closing of the Acquisition shall be given only to the knowledge of such Note Party (except insofar as SpectruCell, Hudson Street, Vance Baldwin or Cyber-Test gives any such representation or warranty in relation to itself):

5.1 Organization, Good Standing and Qualification. Parent and each of its Subsidiaries (a) is a duly organized and validly existing and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to conduct its business as currently conducted and (b) has duly qualified to do business as currently conducted and (to the extent applicable in its jurisdiction of organization) is in good standing in each jurisdiction where it is required to be so qualified and where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

5.2 Capitalization.

5.2.1. Schedule 5.2.1 sets forth, as of the date hereof, (i) the name, jurisdiction of organization, the organizational identification number issued by such jurisdiction and the federal taxpayer identification number (or the equivalent, if any, issued under the laws of the jurisdiction of its organization) of each Note Party, (ii) the address of the chief executive office (if any) and principal place of business of each such Person, (iii) each name under which each such Person conducts its business, (iv) each jurisdiction in which each such Person owns or leases real property (if any) and (v) the authorized and issued equity interests (including options, warrants, convertible securities and rights to acquire the same) and ownership of Parent and each of its Subsidiaries.

5.2.2. Except as set forth in Schedule 5.2.2, no options, warrants, conversion rights, preemptive rights or other statutory or contractual rights to purchase shares of Capital Stock or other equity securities of any of the Subsidiaries of Parent now exist, nor has any of Parent’s Subsidiaries authorized any such right, nor is any of Parent’s Subsidiaries obligated in any other manner to issue shares of its Capital Stock or other equity securities.

5.3 Corporate Power and Authorization. Each Note Party has the corporate power and authority to execute, deliver and perform the Note Documents to which it is a party. All action on the part of each Note Party and its officers, directors or partners necessary for the authorization, execution and delivery of this Agreement and the other Note Documents to which it is a party, the performance of all obligations of each Note Party under such agreements and the authorization, issuance and delivery of the Notes being sold hereunder, has been taken or will be taken prior to the Closing, and this Agreement and the other Note Documents to which each Note Party is a party, constitute valid and legally binding obligations of such Note Party, enforceable in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors rights and by equitable principles regardless of whether enforcement is sought in equity or at law.

5.4 Valid Issuance of the Notes; Private Placement. The Notes, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued and free of restrictions on transfer, other than restrictions imposed under this Agreement or United States state or federal securities laws. Based in part upon the representations of the Note Purchasers in SECTION 4, the Notes will be issued in compliance with all applicable United States state or federal securities laws. Assuming the truth and accuracy of the Note Purchasers’ representations set forth in Section 4.3 of this Agreement, the initial offer, sale and issuance of the Notes to the Note Purchasers as contemplated by this Agreement is exempt from the registration requirements of the Securities Act. Neither the Issuer nor any authorized agent acting on their behalf of it will take any action hereafter that would cause the loss of such exemption.

5.5 Financial Statements and Other Information. The Note Purchasers have been furnished copies of the following:

5.5.1.1. The audited consolidated balance sheets of ACT as of June 30, 2006 and the related audited consolidated statements of operation, changes in stockholders’ deficiency and cash flows, including notes thereto, for the Fiscal Year then ended and the audited balance sheet of Vance Baldwin as of June 30, 2006 and the related audited statements of income and cash flows, including notes thereto, for the Fiscal Year then ended (the “Audited Financial Statements”).

5.5.1.2. The unaudited consolidated balance sheets, statements of operations, changes in stockholders’ deficiency and cash flows of ACT as of and for the interim periods ended September 30, 2006, December 31, 2006 and March 31, 2007 and the unaudited balance sheets and statements of operations of Vance Baldwin as of and for the interim periods ended June 30, 2006, September 30, 2006 and March 31, 2007 and the Fiscal Year ended December 31, 2006 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

5.5.1.3. A pro forma consolidated balance sheet for Parent and its Subsidiaries (collectively, the “Pro Forma Balance Sheet”) and the projections for Parent and its Subsidiaries for the four year period ended December 31, 2011, including calculations showing pro forma compliance with the financial covenants provided in this Agreement for such periods (the “Projections”). The Projections are based upon estimates and assumptions stated therein, all of which the Issuer believes to be reasonable and fair in light of reasonably foreseeable business conditions and current facts known to it and, as of the Closing Date, reflects the Issuer’s good faith and reasonable estimates of the future financial performance of the Note Parties and of the other information projected therein for the period set forth therein, it being recognized by the Note Purchasers that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein.

5.5.1.4. The Audited Financial Statements of Parent and its Subsidiaries, and Vance Baldwin, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position of Parent and its Subsidiaries as of the dates and for the periods specified therein. The Unaudited Financial Statements of Parent and its Subsidiaries, and Vance Baldwin, have been prepared in accordance with GAAP (except for the absence of complete notes thereto) and fairly present, in all material respects, the financial position as of the dates and for the period specified therein (subject to normal year-end adjustments). There are no material liabilities required in accordance with GAAP to be set forth in the Audited and Unaudited Financial Statements and the Pro Forma Balance Sheet that are not so set forth.

5.6 Consents. Except as set forth on Schedule 5.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, provincial or local governmental body is required that has not been obtained, and no consent of any third party is required that has not been obtained in order to avoid any material agreement to which any Note Party is party being in material default or such third party having a right of termination after giving effect to the issuance of the Notes and the consummation of the Acquisition and the other transactions contemplated by this Agreement.

5.7 Litigation. Except as set forth on Schedule 5.7, no judgments are outstanding against any Note Party, nor is there pending or, to the knowledge of the Issuer, threatened any litigation, contested claim, or governmental proceeding by, against or with respect to any Note Party as of the date of this Agreement. None of such outstanding judgments or pending or threatened litigation is reasonably likely to result in an adverse judgment in excess of $150,000 or, in the case of any shareholder derivative litigation, could not reasonably be expected to have a Material Adverse Effect.

5.8 Compliance with Laws and Regulations. The Note Parties are in compliance with all Legal Requirements relating to the business operations and the assets of such Person, except for violations of Legal Requirements which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.9 Licenses, Patents, Copyrights, Trademarks and Trade Names. All of the Note Parties’ licenses, registered patents, registered copyrights, registered trademarks, trade names and designs (if any) and all of such Person’s applications for any of the foregoing are set forth on Schedule 5.9, and such constitutes all of the registered Intellectual Property necessary to the conduct of the Note Party’s business as presently conducted and as proposed to be conducted. There is no action, proceeding, claim or complaint pending or, to the Note Parties’ knowledge, threatened in writing to be brought against any Note Party which might jeopardize any of such Person’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names, designs or applications except those which are not, in the aggregate, material to the Note Parties’ financial condition, results of operations or business.

5.10 Compliance with Other Instruments; No Conflicts. No Note Party is in default under any contract, lease or commitment to which such Person is a party or by which such Person is bound except defaults under contracts, leases or commitments which are not, individually or in the aggregate, material to such Person’s financial condition, results of operations or business. Neither the consummation of the Acquisition, nor the consummation of the financing arrangements contemplated hereunder, will constitute or create a default or create a right of termination under the Acquisition Agreement or any Material Agreement.

5.11 Indebtedness. Except for the Indebtedness to be issued under this Agreement or as otherwise permitted by Section 7.13, no Note Party has any other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business.

5.12 Disclosure. All factual information furnished by or on behalf of Parent and its Subsidiaries in writing to the Note Purchasers or the Collateral Agents (including this Agreement and any exhibits, schedules or certificates made or delivered in connection herewith (other than any proposed budgets and projections)), taken as a whole, are true and correct in all material respects as of the date on which they were dated or certified and do not omit to state a material fact necessary to make the statements herein or therein, when taken as a whole, not misleading in any material respect, in light of the circumstances under which they were made, which has not been corrected or amended prior to the execution of this Agreement.

5.13 Title to Property and Assets. All real estate owned or leased (if any) by any Note Party is set forth on Schedule 5.13. As of the Closing Date, each Note Party owns or leases all of the real and personal property, including Intellectual Property, required to conduct its business as currently conducted and as proposed to be conducted. As of the Closing Date, each Note Party holds a valid ownership interest in, or has the right to use pursuant to valid leases or other agreements, all of the real and personal property required to conduct such Persons’ business as currently conducted.

5.14 Tax Liabilities. Parent and its Subsidiaries have filed all material federal, state, provincial and local tax reports and returns required by any law or regulation to be filed by such Person and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision in accordance with GAAP for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. There are no material unresolved questions or claims concerning any tax liability of Parent, except as described on Schedule 5.14.

5.15 Labor Agreements and Actions. Schedule 5.15 sets forth the names and titles of each officer and director of each Note Party as of the Closing Date, the names and positions of certain additional individuals who are employees of such Persons (such officers and other key employees, collectively, the “Key Employees”), and the Annual Compensation paid to each such Key Employee for the calendar years 2004, 2005, 2006 and 2007 and the Annual Compensation to be paid each Key Employee for the three year period ending with calendar year 2010 to the extent agreed prior to the Closing Date. Neither the Issuer nor Parent is aware that any Key Employee, or that any group of Key Employees, intends to terminate its employment with Parent or any of its Subsidiaries, as applicable, within one (1) year from the Closing Date. Except as set forth on Schedule 5.15 or as a result of Legal Requirements, the employment of each Key Employee is terminable at the will of Parent or such Subsidiary, as applicable. Parent and its Subsidiaries are not a party to or bound by any currently effective employment contract or deferred compensation arrangement which is not reflected on Schedule 5.15, and, except as set forth on Schedule 5.15, Parent and its Subsidiaries are not a party to or bound by any written bonus plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, nor has any employee of Parent or its Subsidiaries been granted in writing the right to continued employment by such Person or to any material compensation following termination of employment with such Person. Except as set forth on Schedule 5.15, Parent and its Subsidiaries are not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union and no labor union represents, has requested or, to the knowledge of Parent and its Subsidiaries, is currently seeking to represent any of the employees, representatives or agents of any such Person. Except as set forth on Schedule 5.15, there are no controversies pending or to the knowledge of Parent and its Subsidiaries threatened between Parent and its Subsidiaries or any of their employees, other than employee grievances arising in the ordinary course of business or which are not, in the aggregate, material to Parent’s and its Subsidiaries’ financial condition, results of operations or business. To the knowledge of Parent and its Subsidiaries, no Key Employee or director is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by Parent and its Subsidiaries; and to the knowledge of Parent and its Subsidiaries, the continued employment by Parent and its Subsidiaries of the present Key Employees, and the performance of Parent’s or its Subsidiaries’ contracts with such Person’s independent contractors, will not result in any such violation. Each of Parent and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

5.16 [Reserved].

5.17 Customers and Suppliers. Except as set forth on Schedule 5.17, since December 31, 2005 none of the five largest customers or five largest suppliers of each Note Party has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales to such customers or amounts sold by such suppliers), or notified any Note Party of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter, its relationship with such Note Party. To the knowledge of Parent and its Subsidiaries, the execution of this Agreement by the Note Parties does not violate or impair any material contracts by and between any Note Party and any of the customers and suppliers listed on Schedule 5.17, including, without limitation, any contractual change of control provisions.

5.18 Employee Benefit Plans. No events, including without limitation, any “reportable event” or “prohibited transactions,” as those terms are defined in the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“ERISA”), have occurred in connection with any type of plan, arrangement, association or fund covered by ERISA in which any personnel of the Note Parties or any of their Affiliates which is under common control with the Note Parties (within the meaning of applicable provisions of the Code) participate (“Benefit Plans”) which would have a Material Adverse Effect. The Benefit Plans are in material compliance with all applicable provisions of ERISA and the Code and meet the minimum funding standards of ERISA and the Code where applicable.

5.19 Environmental Matters. Except as disclosed on Schedule 5.19 or to the extent that it could not reasonably be expected to have a Material Adverse Effect, (a) no Note Party has received any notice to the effect, or has any knowledge, that any Real Property or its operations are not in compliance with any of the requirements of applicable federal, state, provincial and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal, state or provincial investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment; (b) to the knowledge of the Note Parties, there have been no releases of Hazardous Substances at, on or under any Real Property; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under any Real Property; (d) no Note Party has directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state, provincial or local enforcement actions or other investigations which may lead to claims against such Person for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA or any analogous legislation; and (e) no conditions exist at, on or under any Real Property which, with the giving of notice, would rise to any liability under any Environmental Laws.

5.20 Margin Security. No Note Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin securities and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.21 Brokerage Fees, etc. Except as set forth on Schedule 5.21, no broker’s, finders’ or placement fee or commission will be payable to any Person retained by or on behalf of HIG Capital or any Note Party or any representative of any such Person, with respect to any of the transactions contemplated by this Agreement. Each Note Party hereby jointly and severally indemnifies each Note Purchaser against and agrees that such Person will hold each such party harmless from any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission incurred by such indemnifying party or HIG Capital or a representative of such Person.

5.22 Solvency. After giving effect to the Acquisition, the saleable going-concern value of the Note Parties’ total assets at a fair valuation in the ordinary course, and at a present fair saleable value, is greater than the amount of the Note Parties total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others). Parent and its Subsidiaries will not be rendered insolvent (as defined in Section 101(32) of the United States Bankruptcy Code) or left with unreasonably small assets with which to conduct its business by the execution or delivery of this Agreement or of any of the other Documents or by the transactions contemplated hereunder or thereunder.

5.23 Security Interest. Each of the Collateral Documents creates and grants to the First Lien Collateral Agent and the Second Lien Collateral Agent, for its own benefit and for the benefit of the Note Purchasers, a legal, valid and binding Lien in the Collateral identified therein, and upon the recordation of the Mortgages and the filing of UCC financing statements in the jurisdictions listed on Schedule 5.23 hereto and the recording or filing required under any similar law of any foreign jurisdiction, such Lien shall be a perfected security interest (superior and prior to the rights of all other Persons other than to the extent specified in Section 12 and subject only to the Permitted Encumbrances) on those assets in which a Lien can be perfected by such filing.

5.24 Permits; Laws. Each Note Party has all material permits, licenses and any similar authority necessary for the conduct of such Person’s business as presently conducted and as proposed to be conducted, and no Note Party is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.25 Government Regulation; Margin Stock. Neither the Issuer nor any Person controlling the Issuer or under common control with the Issuer, is subject to any applicable provision under the Federal Power Act, the Investment Company Act, the Interstate Commerce Act, or under any other statute or regulation which limits the incurring by the Issuer of debt as contemplated by this Agreement.

5.26 Anti-Terrorism Laws.

(a) General.

To the knowledge of the Note Parties, after reasonable inquiry, none of Parent nor any of its Subsidiaries nor any direct or indirect investor in any Note Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.

To the knowledge of the Note Parties, after reasonable inquiry, neither Parent, nor any of its Subsidiaries nor any direct or indirect investor in any Note Party, or their respective agents acting or benefiting in any capacity in connection with the transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Note Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

To the best knowledge of the Note Parties, after reasonable inquiry, neither Parent nor any of its Subsidiaries or to the knowledge of the Note Parties, any of its or their agents acting in any capacity in connection with the transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

SECTION 6. CLOSING CONDITIONS.

The obligation of each Note Purchaser to purchase and pay for the Notes provided for hereunder is subject to the satisfaction or waiver by the Note Purchasers of the following conditions, each as of the Closing Date:

6.1 Representations and Warranties; No Default. All representations and warranties of the Note Parties contained in this Agreement shall be true and correct in all material respects, and there shall exist no Default or Event of Default under any of the Note Documents or any other material agreement to which any Note Party is a party as of the Closing Date, after giving effect to the transactions contemplated hereby.

6.2 Documents Satisfactory; Transactions Consummated. The proceeds from the issuance of the Notes shall be used for the purposes set forth in Section 2.6. The Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any waivers, modifications or amendments other than such as have been reflected in a written amendment or letter agreement that has been provided to the Note Purchasers in final and fully executed form prior to the Closing.

6.3 Delivery of Documents. The Note Purchasers shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Note Purchasers and, unless otherwise noted, dated the Closing Date:

6.3.1. Duly executed copies of this Agreement, the Security Agreements, the other Note Documents to which any Note Party is a party, the Acquisition Agreement, any financing statements or other filings to be filed to perfect the Liens granted by the Security Agreements and the Notes issued in the names of the respective Note Purchasers as set forth on Schedule I.

6.3.2. Resolutions of the board of directors or other equivalent governing body of each Note Party, approving the transactions contemplated by this Agreement to which such Note Party is a party, and approving and authorizing the execution, delivery and performance of this Agreement and each of the other Note Documents to which it is a party and approving and authorizing, as applicable, the issuance and sale of the Notes, the execution, delivery and payment of the Notes and the grant of the security interests in the Collateral, in each case, certified as of the Closing Date by such party’s Secretary or an Assistant Secretary or other equivalent officer as being in full force and effect without modification or amendment.

6.3.3. A certificate of the Secretary or an Assistant Secretary or other equivalent officer of each Note Party, dated the Closing Date, as to the incumbency and signature of the officers of each Note Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary or other equivalent officer;

6.3.4. A copy of a certificate of the Secretary of State or similar Governmental Body of the jurisdiction of organization of each Note Party, dated as of a recent date prior to the Closing Date, listing all Charter Documents of such Persons on file with such secretary of state or similar Governmental Body, including any amendments thereto, and certified copies of all such Charter Documents and certifying that (i) such copies are true and correct copies of the Charter Documents, (ii) the amendments listed in such certificate are the only amendments to such Charter Documents on file with such secretary of state, (iii) if applicable, each Note Party has paid all franchise taxes due as of the date of such certificate, and (iv) each Note Party is duly organized and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of the jurisdiction of its organization.

6.3.5. A certificate of each Note Party signed on its behalf by an officer or manager duly authorized, dated the Closing Date (the statements made in which certificate shall be true on and as of such date) certifying as to (i) the absence of any amendment to the Charter Documents of such Person since the date of the Secretary of State’s or other similar Governmental Body certificate referred to in Section 6.3.4 above, (ii) its bylaws as in effect on the Closing Date (which shall be reasonably satisfactory to the Note Purchasers in all respects), (iii) the due organization and (to the extent applicable in its jurisdiction of organization) good standing of such Person under the laws of the jurisdiction of its organization and the absence of any proceeding for the dissolution or liquidation of such Person, (iv) the completeness and accuracy of the representations and warranties contained in this Agreement as of the Closing Date (except to the extent that such representation or warranty expressly relates to an earlier date), including the absence of any event occurring and continuing, or resulting from the transactions contemplated under this Agreement, that constitutes a Default or an Event of Default, and (v) compliance with all terms of this Agreement as of the Closing Date.

6.3.6. A copy of a certificate of the Secretary of State or similar Governmental Body of each state or other jurisdiction in which each Note Party conducts substantial business (to the extent applicable in such jurisdiction), each dated a recent date prior to the Closing Date, stating that such Person is duly qualified and in good standing as a foreign corporation in such state or other jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

6.3.7. A favorable opinion of Eckert Seamans Cherin & Mellott, LLC, addressed to the Note Purchasers covering such matters as are typical to financings and such other matters as the Note Purchasers shall reasonably request, and in form and substance satisfactory to the Note Purchasers, including as to the perfection of the liens granted to the Collateral Agents on the Collateral.

6.3.8. An opinion from Latham, Shuker, Eden & Beaudine, LLP, special counsel for the Parent and Vance Baldwin, addressed to the Note Purchasers in form and substance reasonably satisfactory to the Note Purchasers.

6.3.9. A certificate of an executive officer of each Note Party, dated as of the Closing Date, certifying that the conditions specified in Section 6 have been fulfilled.

6.3.10. The Note Purchasers shall have received a copy of the Pro Forma Balance Sheet and the Projections, and such are in form and substance satisfactory to the Note Purchasers.

6.3.11. The Note Parties shall have delivered to the Note Purchasers final executed copies of the Acquisition Agreement (including all amendments thereto), the Management Agreement and all agreements, documents and instruments delivered in connection with the Acquisition, as in effect on the Closing Date.

6.3.12. The Note Purchasers shall have received all environmental studies and reports, if any, prepared by independent environmental engineering firms with respect to all Real Property owned or leased by any Note Party, and same shall be satisfactory to the Note Purchasers in form and substance.

6.3.13. The Note Purchasers shall have received written instructions from the Issuer directing the application of proceeds of the Notes made pursuant to this Agreement.

6.3.14. The Note Purchasers shall have received or had access to true, correct and complete copies of all material contracts of the Note Parties including, without limitation, leases, union contracts, labor contracts, collective bargaining agreements, vendor supply contracts, and license agreements, including all Material Agreements to which the Note Parties are party as of the Closing Date (a list of which is set forth on Schedule 6.3.14), and such contracts and agreements shall be satisfactory in all respects to the Note Purchasers.

6.3.15. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Note Purchasers and their counsel.

6.3.16. A letter from Parent to its independent auditors authorizing the independent certified public accountants of Parent and each of its Subsidiaries to communicate with the Collateral Agents with respect to matters relating of such independent certified public accountants upon request by such Collateral Agents.

6.3.17. Insurance certificates relating to the property, casualty, liability and business interruption insurance policies for each Note Party (if any), together with loss payable endorsements on standard form of loss payee endorsement naming the Collateral Agents as loss payees, and certificates of liability insurance policies for each Note Party (if any) together with endorsements naming the Collateral Agents as additional insured.

6.3.18. Each applicable Note Party shall have duly authorized, executed and delivered such other certificates, instruments, agreements and other documents and papers reasonably requested by the Note Purchasers in connection with the transactions contemplated hereby in form and substance satisfactory to such Note Purchasers.

6.4 Due Diligence; No Change in Condition. The Note Purchasers shall be satisfied in their sole and absolute discretion with the results of their legal, business, accounting and tax due diligence reviews of Parent and its Subsidiaries and there shall be no change from a legal, business, accounting or tax perspective from the time of such due diligence reviews until the Closing Date.

6.5 Corporate/Capital Structure. The Note Purchasers shall be satisfied with the ownership, corporate and legal structure and capitalization of Parent and its Subsidiaries, including, without limitation, the terms and conditions of any Capital Stock, options, warrants or other securities issued by Parent and each of its Subsidiaries and any agreements related thereto, and the management of Parent and each of its Subsidiaries shall be acceptable to the Note Purchasers.

6.6 Authorizations, Consents and Approvals. Each Note Party shall have received any and all necessary authorizations, consents and approvals (if any) and shall have made any and all filings and shall have satisfied all applicable waiting periods necessary in connection with the consummation of the transactions contemplated by this Agreement and the other Note Documents.

6.7 No Material Adverse Effect. Nothing shall have occurred (and the Note Purchasers shall not be aware of any facts or conditions not previously known) which the Note Purchasers shall, in their sole discretion, determine has or could be reasonably expected to have, a Material Adverse Effect or that would result in the Note Parties incurring non-ordinary course costs or damages exceeding the sum of $150,000.

6.8 Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting Parent or any of its Subsidiaries or any of its properties pending or, to any Note Parties’ knowledge threatened, before any court, governmental agency or arbitrator that, in the determination of the Note Purchasers, (i) could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, or any other Note Document or the consummation of the transactions contemplated hereby and thereby. No order, judgment or decree of any court, arbitrator or governmental body shall enjoin or restrain the Note Purchasers from acquiring the Notes or from making the loans evidenced by the Notes.

6.9 Other Fees and Expenses. On the Closing Date, all reasonable expenses of the Collateral Agents and the Note Purchasers (including, without limitation, reasonable legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Note Documents shall have been paid by the Issuer.

6.10 No Violation of Regulations T, U or X. The issuance of the Notes shall not violate Regulations T, U or X of the Board of Governors of the Federal Reserve Board.

6.11 Perfection of Security. Each Note Party shall have duly authorized, executed, acknowledged and delivered such security agreements, notices, financing statements, and other instruments as the Note Purchasers may have reasonably requested in order to perfect the Liens purported or required pursuant to this Agreement, the Security Agreements or any other Note Document to be created in the Collateral and shall have paid or arranged to pay all filing or recording fees or taxes required to be paid in connection with the filing, registration or recordation thereof, including any recording, mortgage, documentary, transfer or intangible taxes.

6.12 Ancillary Documents. Each applicable Note Party shall have duly authorized, executed and delivered such other certificates, instruments, agreements and other documents and papers reasonably requested by the Note Purchasers in connection with the transactions contemplated hereby in form and substance satisfactory to the Note Purchasers.

6.13 Existing Indebtedness. After giving effect to the transactions contemplated by this Agreement, none of the Note Parties shall have outstanding any Indebtedness, other than Indebtedness under the Notes and the Indebtedness disclosed on Schedule 6.13 hereto.

6.14 Employment Agreements. The Note Purchasers shall be satisfied in their sole and absolute discretion with the Key Employee Employment Agreements.

SECTION 7. COVENANTS

The Note Parties covenant and agree, for the benefit of the Note Purchasers, that until payment in full of the Note Obligations:

7.1 Payment of Obligations. The Issuer will duly and punctually pay the principal, interest and any other amounts owing under this Agreement and the Notes when due under the terms of this Agreement, and each Note Party will observe and comply with all other requirements applicable to it pursuant to this Agreement and the other Documents.

7.2 Taxes and Other Charges. Each Note Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom except where failure to pay and discharge such amounts could not reasonably be expected to involve an amount greater than $100,000 in the aggregate at any one time outstanding, and duly pay and discharge all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property, prior to its becoming such a Lien; provided, however, that, to the extent permitted under applicable law, any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that each Note Party shall, and shall cause each of its Subsidiaries to, pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

7.3 Maintenance of Properties. Each Note Party shall, and shall cause each of its Subsidiaries to:

7.3.1. Keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are reasonably necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

7.3.2. Take all reasonable actions to possess and maintain all Intellectual Property material to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property. Neither Parent nor any Subsidiary shall take any action, or fail to take any action, that would result in the invalidity, abandonment, misuse, lapse, or unenforceability of such Intellectual Property or which would infringe upon or misappropriate any rights of other Persons.

7.3.3. Do all things reasonably necessary in order to comply with all Environmental Laws at any Real Property or otherwise in connection with their operations noncompliance with which could reasonably be expected to cause a Material Adverse Effect, obtain all permits and other governmental authorizations for their operations under applicable Environmental Laws other than such permits and other authorizations the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

7.3.4. Do all things reasonably necessary to preserve, renew and keep in full force and effect and (to the extent applicable in its jurisdiction of organization) in good standing its legal existence and authority necessary to continue its business; provided, however, that this Section 7.3.4 shall not prevent the merger, amalgamation or consolidation of Subsidiaries permitted by Section 7.17.

7.4 Statutory Compliance. Each Note Party shall comply in all material respects with all valid Legal Requirements applicable to it, except where (a) non-compliance shall not have more than a de minimus effect on any Note Party or (b) (x) compliance therewith shall at the time be contested in good faith by appropriate proceedings and (y) failure so to comply with the provisions being contested has not resulted, and could not, in the aggregate, reasonably be expected to cause a Material Adverse Effect.

7.5 Compliance with Material Agreements; Notices of Material Agreements. Each Note Party shall comply in all material respects with all Material Agreements (to the extent not in violation of the other provisions of this Agreement) to which it is a party. Without the prior written consent of the Required Purchasers, no Material Agreement shall be amended, modified, waived or terminated in any manner materially adverse to the interests of the Note Purchasers. The Note Parties shall provide to the Note Purchasers, promptly following the execution thereof, notice of the entry by any Note Party of any new Material Agreement following the Closing or of any material amendments or notices under any Material Agreement (excluding purchase orders and other ordinary course communications, but including any notices of default or intent to terminate any such Material Agreement), and shall provide to the Note Purchasers copies of any such new Material Agreement, material amendment or notice within 5 Business Days of any request therefore by a Note Purchaser or either Collateral Agent.

7.6 Insurance. Each Note Party shall, and shall cause each of its Subsidiaries to, at all times from and after the Closing Date, maintain in full force and effect insurance with reputable and solvent insurance carriers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice in each such entity’s business.

7.7 ERISA  Each Note Party shall, and shall cause its Subsidiaries to:

7.7.1. Comply in all material respects with the applicable provisions of ERISA or any other applicable federal, state, provincial, local or foreign law dealing with such matters.

7.7.2. Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that no ERISA Group Person or any other Subsidiary of Parent shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves, in the opinion of the independent certified public accountants of such Person, adequate with respect thereto.

7.7.3. Deliver to each Note Purchaser, promptly, and in any event within 30 days, after (i) the occurrence of any Reportable Event in respect of a Pension Benefit Plan, a copy of the materials that are filed with the PBGC, (ii) an ERISA Group Person or an administrator of any Pension Benefit Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan, a copy of any such notice, (iii) the receipt of notice by the Parent or any ERISA Group Person or an administrator of any Pension Benefit Plan from the PBGC of the PBGC’s intention to terminate any Pension Benefit Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the request by any Note Purchaser of copies of each annual report that is filed on Treasury Form 5500 with respect to any Pension Benefit Plan, together with certified financial statements (if any) for the Pension Benefit Plan and any actuarial statements on Schedule B to such Form 5500, (v) an ERISA Group Person knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan, an explanation of such event or condition, (vi) the receipt by an ERISA Group Person of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) an ERISA Group Person knows or has reason to know of any event or condition which might cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, or (viii) an ERISA Group Person knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through (iii) and (v) through (vii) together with a statement signed by an officer setting forth details as to such Reportable Event, notice, event or condition and the action which the ERISA Group Person proposes to take with respect thereto.

7.8 Use of Proceeds. The Issuer shall use the proceeds of the Notes only for the purposes set forth in Section 2.6.

7.9 Further Assurances. Each Note Party shall promptly inform the Note Purchasers of the creation or acquisition of any direct or indirect Subsidiary and cause each such direct or indirect Subsidiary to execute a joinder of this Agreement as a Guarantor and to execute the Security Agreements (in each case to the extent it is legally able to do so) and to take such other actions as are reasonably requested to perfect liens in favor of the Collateral Agents in any assets of such Subsidiary.

7.10 Environmental Laws. Each Note Party shall comply, and cause each of its Subsidiaries to comply, in all material respects with the provisions of all Environmental Laws, and shall keep its owned properties and the properties of its Subsidiaries free of any Lien imposed pursuant to any Environmental Law. No Note Party shall cause or suffer or permit, or suffer or permit any of its Subsidiaries to cause or suffer or permit, the property of such Person to be used for the generation, production, processing, handling, storage, transporting or disposal of any Hazardous Substance, except in material compliance with Environmental Laws.

7.11 [Reserved].

7.12 Financial Covenants. The Note Parties will comply with the covenants set forth on Schedule 7.12.

7.13 Indebtedness. Parent will not, and will not permit any of its Subsidiaries to, create, assume, incur or in any manner be or become liable in respect of or permit to exist any Indebtedness except the following:

7.13.1. The Notes and any Refinancing Debt with respect to the Senior Notes.

7.13.2. To the extent that payment thereof shall not at the time be required by Section 7.2.1, Indebtedness in respect to Taxes, assessments, governmental charges and claims for labor, materials and supplies.

7.13.3. Indebtedness secured by Liens of carriers, warehouses, mechanics, landlords and other Persons permitted by Section 7.14.

7.13.4. Indebtedness in respect of judgments or awards (a) which have been in force for less than the applicable appeal period or (b) in respect of which Parent or any of its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (a) and (b), Parent or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP and execution of such judgment or award shall not be levied.

7.13.5. Indebtedness owed by Parent or any direct or indirect Wholly Owned Subsidiary of Parent to the Issuer or, any other Wholly Owned Subsidiary of the Issuer in respect of inter-company loans and advances among Parent and its Wholly Owned Subsidiaries that are not prohibited by Section 7.16; provided that such Indebtedness is subordinated to the Note Obligations and, if evidenced by a note, such note is pledged to the Collateral Agents.

7.13.6. Other Indebtedness and capitalized leases and purchase money loans of Parent and its Subsidiaries not to exceed $250,000 in the aggregate at any one time outstanding.

7.13.7. Guarantees permitted by Section 7.20 or constituting the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

7.13.8. Indebtedness in connection with reimbursement obligations entered into with respect to standby letters of credit.

7.13.9. Refinancing Debt incurred with respect to Indebtedness permitted under this Section 7.13.

7.13.10. Indebtedness, and any Refinancing Debt in respect thereof (1) which is unsecured, (2) which is not for borrowed money, or the issuance of any letter of credit, acceptance transaction, or similar credit instrument or facility, (3) which is incurred in the ordinary course of business, (4) which is not otherwise prohibited under any provision of this Agreement, and (5) the incurrence of which could not reasonably be expected to have a Material Adverse Effect.

7.13.11. Indebtedness in connection with loans or advances made to employees, officers or directors for travel or relocation in the ordinary course of business in an aggregate amount not to exceed $200,000.

7.13.12. Indebtedness existing on the date hereof and listed on Schedule 6.13 or any Refinancing Debt with respect to such Indebtedness.

7.14 Liens. Neither Parent nor any of its Subsidiaries shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien (or become contractually committed to do so), except the following (“Permitted Encumbrances”):

7.14.1. Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 7.2.

7.14.2. Deposits or pledges made (a) in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security, and (b) in connection with casualty insurance maintained in accordance with Section 7.6.

7.14.3. Liens in the nature of (a) zoning restrictions, (b) easements, (c) restrictions of record on the use of real property, (d) landlords’ and lessors’ Liens on rented premises and (e) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of Parent or any Subsidiary.

7.14.4. Liens securing the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money), statutory obligations, surety, customs and appeal bonds and any obligations of like nature, incurred in the ordinary course of business.

7.14.5. Liens on assets of the Note Parties arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP.

7.14.6. Liens securing the Note Obligations (including Guarantees thereof) and any Refinancing Debt with respect to the Senior Notes.

7.14.7. Liens securing Indebtedness permitted by Section 7.13.1; provided that such Liens extend only to the applicable property acquired with the proceeds of the related Indebtedness or of the Indebtedness that was refinanced with the related Refinancing Debt.

7.14.8. Liens of carriers, warehouses, mechanics and similar Liens, in each case (a) securing obligations arising in the ordinary course of business which are not delinquent or remain payable without penalty or (b) being contested in good faith by Parent or any of its Subsidiaries in appropriate proceedings (so long as Parent or such Subsidiary shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto).

7.14.9. Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts.

7.14.10. Liens, if any, specifically permitted by the Required Purchasers from time to time in writing.

7.14.11. Liens in connection with capital leases and purchase money indebtedness permitted by Section 7.13.6

7.14.12. Liens in connection with the retention of title arrangements entered into in the ordinary course of business.

7.14.13. Liens in connection with protective filings in respect of operating leases.

7.14.14. Liens securing purchase money obligations to suppliers of inventory acquired in the ordinary course of business, provided that such Liens apply only to the inventory supplied and proceeds thereof in an amount not to exceed $400,000.

7.15 Investments. Neither Parent nor any of its Subsidiaries shall have outstanding, acquire or hold any Investment (or become contractually committed to do so), except the following:

7.15.1. Equity investments by Parent in and to the Issuer in the ordinary course of business consistent with the Issuer’s historical practices, and in other Wholly Owned Subsidiaries of Parent (including newly created or acquired Wholly Owned Subsidiaries) which are guarantors of the Notes.

7.15.2. Investments in the form of loans to employees, officers and independent directors to finance the purchase of Parent’s Capital Stock with no cash outlay by Parent or its Subsidiaries.

7.15.3. Guarantees permitted by Section 7.20.

7.15.4. The purchase of Cash Equivalents.

7.15.5. Investments existing on the date hereof and listed on Schedule 7.15 hereof.

7.15.6. Investments in bank instruments maturing within one year after their acquisition issued by banks which are rated at least A-2/A by S&P.

7.15.7. Repurchase agreements, having terms of less than 90 days, for government obligations of the type specified in Section 7.15.4 above with a commercial bank or trust company which is rated at least A-2/A by S&P.

7.15.8. Investments in connection with loans or advances made to employees, officers or directors for travel or relocation in the ordinary course of business in an aggregate amount not to exceed $100,000.

7.15.9. Investments in connection with permitted intercompany loans.

7.15.10. Investments in connection with permitted acquisitions permitted by Section 7.17.

7.16 Restricted Payments. No Note Party will, or permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment (or become contractually committed to do so), except the following:

7.16.1. Subsidiaries of any Note Party may pay dividends to such Note Party.

7.16.2. Subsidiaries of Parent may pay dividends to Parent to pay overhead, taxes, corporate expenses and other out-of-pocket expenses incurred in the ordinary course of business, including dividends to pay management fees and expenses permitted under Section 7.16.4 or 7.16.5.

7.16.3. Parent may make capital contributions to the Issuer or purchase Capital Stock of the Issuer, and the Issuer may purchase the Capital Stock of any Wholly Owned Subsidiary of Parent or make capital contributions to such Wholly Owned Subsidiary of Parent; provided, in each case, that the recipient is an Issuer or a Guarantor of the Notes and pledged its assets to the Collateral Agents and that any Capital Stock issued in connection with the same is pledged to the Collateral Agents.

7.16.4. Provided that no Event of Default has occurred and is continuing, the Note Parties may make payments of fees in the ordinary course of business pursuant to the Management Agreement as presently in effect, in amounts not to exceed (i) $400,000 per annum if EBITDA is less than $6,500,000 for the four calendar quarters preceding the date of any payment, (ii) $450,000 per annum if EBITDA is greater than or equal to $6,500,000 for the four calendar quarters preceding the date of any payment, or (iii) $500,000 per annum if EBITDA is greater than or equal to $7,250,000 for the four calendar quarters preceding the date of any payment, as the case may be, in quarterly payments as contemplated under the Management Agreement provided that no Event of Default has occurred and is continuing; and provided further that to the extent such payments are prohibited hereunder, the Issuer shall be entitled to accrue such payments for the benefit of Sponsor.

7.16.5. The Note Parties may make payments of reasonable out-of-pocket expenses, such as reimbursement of travel expenditure (but not including fees and expenses of consultants or other third party advisors), incurred in the ordinary course of business, pursuant to the Management Agreement as presently in effect, but in no event shall such payments exceed $50,000 in the aggregate.

7.16.6. Parent may repurchase, and its Subsidiaries may dividend funds to Parent in respect of the repurchase of, stock issued to employees, officers and independent directors issued pursuant to employee stock option or employee stock incentive arrangements approved by the Required Purchasers in writing to the extent that (i) such repurchase is required under the terms of such arrangements, (ii) is in connection with the cessation of the applicable recipient’s employment by the Note Parties, (iii) the aggregate amounts expended under this provision do not exceed $100,000 in any Fiscal Year and $300,000 in the aggregate; and (iv) no Default or Event of Default has occurred and is continuing as of such repurchase.

7.16.7. Parent and its Subsidiaries may make advances to their officers and employees with respect to expenses incurred by those officers and employees which (1) expenses are (A) ordinary and necessary business expenses and (B) reimbursable by Parent and its Subsidiaries, as applicable, and (2) do not exceed $100,000 in the aggregate, outstanding at any one time.

7.16.8. The Issuer may pay the Guarantors reasonable guaranty fees in relation to their respective guaranties provided pursuant to Section 10 of this Agreement, as the case may be, in an aggregate amount not to exceed $100,000.

7.16.9. So long as no Event of Default has occurred and is continuing, Parent may make payments of interest pursuant to the Seller Note.

7.17 Mergers, Asset Dispositions and Acquisitions. No Note Party will, or will permit any of its Subsidiaries to, merge, amalgamate or consolidate with or acquire any other Person, or sell any material part or substantially all of its assets, or acquire a new company, business or line of business, except that the Note Parties may acquire or dispose of a new company, business or line of business only if the following conditions are met:

7.17.1. any such acquisition is with or to or by Parent or a Wholly Owned Subsidiary of Parent (and, in each case, such Subsidiary is a Guarantor) or is on the condition that any newly acquired or created Subsidiary becomes a Guarantor and such Subsidiary becomes a Wholly Owned Subsidiary of Parent; or

7.17.2. the corporation that results from such merger, amalgamation, consolidation, transfer, sale or acquisition is a Note Party or the successor is organized under the laws of the United States and expressly assumes the obligation, terms and covenants of the Notes under this Agreement and the Notes, and

7.17.2.1. no Default has occurred and is continuing,

7.17.2.2. after giving effect thereto, no Default or Event of Default would exist, on a pro forma basis (calculated using actual EBITDA of the Persons, businesses or lines of business party to such transaction or being sold or acquired in such transaction, but without taking synergies from such transaction into account except to the extent agreed by the Collateral Agents using their absolute and sole discretion) for the latest Trailing Twelve Month Period prior to the transaction,

7.17.2.3. unless the Collateral Agents shall so consent, such consent to be in the sole discretion of the Collateral Agents, the merged, amalgamated or newly acquired entity is not one of the existing direct competitors set forth on Schedule 7.17.2.3; and

7.17.3. the Collateral Agents have provided their written consent to such merger, amalgamation, consolidation, transfer, sale or acquisition, such written consent (i) not to be unreasonably withheld if such merger, amalgamation, consolidation, transfer, sale or acquisition has an enterprise value less than $5,000,000 or (ii) to be in the sole discretion of the Collateral Agents if such merger, amalgamation, consolidation, transfer, sale or acquisition has an enterprise value greater than or equal to $5,000,000.

7.18 Other Asset Sales. No Note Party will, or will permit any of its Subsidiaries to sell assets other than (i) in the ordinary course of business or (ii) sales of obsolete or worn out Equipment in the ordinary course of business, or as otherwise permitted by this Section 7.18 unless the following conditions are met:

7.18.1. the sale is for fair market value (as determined by the board of directors of the applicable Note Party); and

7.18.2. at least 80% of the sale proceeds will be in net available cash and the Excess Disposition Proceeds from such sale will be applied, first, so long as, both before and immediately after the completion of such sale, after giving pro forma effect thereto, no Default or Event of Default exists and (i) if the Excess Disposition Proceeds are less than $2,500,000, within 90 days from receipt of such Excess Disposition Proceeds, (ii) if the Excess Disposition Proceeds are greater than or equal to $2,500,000 and less than $5,000,000, within 60 days from receipt of such Excess Disposition Proceeds (or if any Note Party enters into a contract to reinvest such Excess Disposition Proceeds within 60 days of receipt thereof, within one hundred eighty (180) days after the date of such contract), or (iii) if the Excess Disposition Proceeds are greater than or equal to $5,000,000, the Collateral Agents provide their written consent, at the Issuer’s election, to reinvest in or purchase any property, plant or equipment (excluding, for the avoidance of doubt, inventory, cash and Cash Equivalents or securities) of the Note Parties and used in any business in which the Note Parties are engaged, and second, any remainder, to make an offer to purchase Notes as specified in Section 3.3.

7.18.3. provided that the total fair market value of all such dispositions shall not exceed in aggregate at any time during the period the Notes are outstanding 20% of the Acquired Entities’ Consolidated Tangible Assets, measured cumulatively as of the date of each such disposition.

7.19 Business Activities. Parent will not engage in any type of business other than ownership of its Subsidiaries stock and its Subsidiaries will not engage in any type of business other than businesses reasonably related to or complementary to the business engaged in by the Note Parties on the date hereof.

7.20 Guarantees. Parent will not, and will not permit any Subsidiary to, become or be liable in respect of any guaranty except (a) guarantees of the Notes, (b) guarantees constituting the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (c) guarantees by Parent of obligations of its Wholly Owned Subsidiaries, or by Subsidiaries of Parent of obligations of other Subsidiaries.

7.21 Antilayering. Parent will not, and will not permit any of its Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness of Parent or any Subsidiary which, by its terms, is subordinated to any other Indebtedness of Parent or such Subsidiary and which is not expressly subordinated to the Note Obligations on terms satisfactory to the Required Purchasers.

7.22 Restrictions on Subsidiary Dividends and Other Payments. Parent will not permit any of its Subsidiaries to, directly or indirectly, create any restriction of any kind on the ability of any such Subsidiary to: (a) pay dividends or make any other distributions to the Issuer (other than restrictions on distributions for the purposes of making distributions to Parent); (b) pay any Indebtedness owed to the Issuer; (c) make loans or advances to the Issuer; or (d) transfer any of its properties or assets to the Issuer other than (i) pursuant to the Note Documents or (ii) pursuant to any Refinancing Debt in respect of the Senior Notes.

7.23 No Non-Wholly Owned Subsidiaries. Parent shall not have any Subsidiaries other than the other Note Parties, each of which shall be Wholly-Owned Subsidiaries of Parent.

7.24 Financial Statements and Reports. Each of Parent and its Subsidiaries shall maintain a system of accounting in which correct entries shall be made of all transactions in relation to their business and affairs in accordance with GAAP. The Fiscal Year of Parent and its Subsidiaries shall end on June 30 in each year.

7.24.1. Annual Reports. Parent shall furnish to the Note Purchasers as soon as available, and in any event within 120 days after the end of each Fiscal Year, the comparative consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, statements of changes in stockholders’ equity and statements of cash flows for such Fiscal Year, and notes thereto, and Management’s Discussion and Analysis of the results of operations and the financial condition, all as included in the Issuer’s annual report on Form 10-KSB accompanied by:

7.24.1.1. A report of independent registered public accountants reasonably satisfactory to the Note Purchasers, containing no material qualification, to the effect that they have audited the foregoing Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of Parent and its Subsidiaries covered thereby at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

7.24.1.2. A certificate signed by an authorized financial officer of each of the Issuer to the effect that each such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action such Issuer has taken, is taking or proposes to take with respect thereto.

7.24.1.3. Computations by Parent and its Subsidiaries comparing the financial statements referred to in Section 7.24.1 with (a) the most recent budget for such Fiscal Year furnished to the Note Purchasers pursuant to Section 7.24.3 and (b) the financial statements in the prior year.

7.24.1.4. Computations by Parent and its Subsidiaries demonstrating, as of the end of such Fiscal Year, compliance with Sections 7.12, 7.13 and 7.18 (to the extent any asset sales provided for under Section 7.18 have been effected or the Excess Disposition Proceeds applied during such period), inclusive, and setting forth the amount of the available basket under Section 7.18 and computations supporting any adjustments to or use of the same during such period.

7.24.1.5. In reasonable detail, management’s discussion and analysis of the results of operations and the financial condition of Parent and its Subsidiaries as at the end of and for the year covered by such financial statements referred to in this Section 7.24.1.

7.24.2. Monthly Reports.

7.24.2.1. The Issuer shall furnish to the Note Purchasers as soon as available and, in any event, within 45 days after the end of each fiscal month, other than the last fiscal month of each fiscal quarter, financial information consisting of (i) unaudited Consolidated balance sheets of Parent and its Subsidiaries as at the end of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the projections for such Fiscal Year and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such fiscal month and (ii) on a month and year to date basis unaudited Consolidated statements of income, statements of cash flows of Parent and its Subsidiaries for such fiscal periods (all in reasonable detail), setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes). Such financial information shall be accompanied by the certification of the chief financial officer or senior vice president of finance of Parent that (i) such financial information was prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and presents fairly the financial position and results of operations of Parent and its Subsidiaries, on a Consolidated basis, in each case as at the end of such fiscal month and for that period then ended presented for the Fiscal Year and (ii) any other information presented is true, correct and complete in all material respects and that such officer has caused this Agreement to be reviewed and there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

7.24.2.2. The Issuer shall furnish to the Note Purchasers as soon as available and in any event within 45 days after the end of each fiscal quarter (i) computations by the Issuer demonstrating, as of the end of such quarter, compliance with Sections 7.12, 7.13 and 7.18 (to the extent any asset sales provided for under Section 7.18 have been effected or the Excess Disposition Proceeds applied during such period), inclusive, and setting forth the amount of the available basket under Section 7.18 and computations supporting any adjustment to or use of the same during such period and (ii) in reasonable detail, management’s discussion and analysis of the results of operations and financial condition of Parent and its Subsidiaries as at the end of and for such fiscal quarter.

7.24.3. Other Reports. The Issuer shall promptly furnish to the Note Purchasers:

7.24.3.1. As soon as prepared and in any event within 30 days after the beginning of each Fiscal Year, an annual budget and operating projections for such Fiscal Year of Parent and its Subsidiaries on a Consolidated basis (including quarterly balance sheets, statements of income and statements of cash flows).

7.24.3.2. Any material updates of such budget and projections.

7.24.3.3. Any management letters furnished to Parent or any of its Subsidiaries by their respective auditors.

7.24.3.4. All budgets, projections, statements of operations and other documents or reports furnished generally to the stockholders of Parent.

7.24.4. Notice of Litigation, Defaults, etc.

7.24.4.1. Parent and its Subsidiaries shall promptly furnish to the Note Purchasers notice of (x) any litigation or any administrative or arbitration proceeding (a) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by Parent and its Subsidiaries of more than $200,000 or (b) which results, or creates a material risk of resulting, in a Material Adverse Effect and (y) any undischarged or unpaid judgments or decrees in excess of $200,000, singly or in the aggregate.

7.24.4.2. Parent and its Subsidiaries shall promptly, and in no event later than 5 Business Days following the occurrence of the same, furnish to the Note Purchasers notice of any Material Adverse Effect or any Default or Event of Default hereunder specifying the nature thereof and what action Parent or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto.

7.24.4.3. Parent and its Subsidiaries shall promptly, and in no event later than 5 Business Days following the occurrence of the same, furnish to the Note Purchasers notice of any accounts payable that are outstanding more than ninety (90) days past due in an aggregate amount exceeding $2,000,000 and what action Parent or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto.

7.24.5. Other Information; Audit. From time to time at reasonable intervals upon request of any authorized officer of any Note Purchaser, each of Parent and its Subsidiaries shall furnish to such Note Purchaser such other information regarding the business, assets, financial condition, or income of Parent and its Subsidiaries as such officer may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which any of Parent or its Subsidiaries is party.

7.25 Books, Records and Inspections; Consultation Rights. From time to time upon request of any authorized partner, designee or officer of the Collateral Agents and, so long as an Event of Default shall have occurred and is continuing, of any Note Purchaser, Parent and its Subsidiaries will permit any such authorized partner, designee or officer, and their representatives, to visit and inspect any of Parent’s or its Subsidiaries’ properties and the properties of each of its Subsidiaries, to examine their books of account and records, to make copies and extracts therefrom, to observe the taking of any physical inventories of their properties by them or their accountants, to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers and employees, and their independent public accountants (whose reasonable fees and expenses shall be paid by the Note Purchasers), all upon reasonable prior written notice to Parent or its Subsidiary and at such reasonable times (during normal business hours) and intervals as such authorized partner, designee or officer desires; provided that as long as no Event of Default shall have occurred and be continuing there shall be no more than two visits and inspections each year.

7.26 Transactions with Affiliates and Related Parties. Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction with any Affiliate or Related Party or any Affiliate of Sponsor other than (i) the intercompany Investments, Indebtedness and distributions permitted under Sections 7.12, 7.15 and 7.16; (ii) employment agreements in effect at Closing or adopted in the ordinary course of business and on arms length terms; (iii) reasonable director’s compensation plans in an amount not to exceed (a) $60,000 in the aggregate per annum if EBITDA is less than or equal to $5,750,000 for the previous Fiscal Year, (b) $80,000 in the aggregate per annum if EBITDA is greater than $5,750,000 but less than or equal to $6,250,000 for the previous Fiscal Year or (c) $100,000 in the aggregate per annum if EBITDA is greater than $6,250,000 for the previous Fiscal Year, in each case provided that employees, affiliates or appointees of Sponsor shall not participate in such directors’ compensation plans, and (iv) the execution of the Management Agreement and the payment of fees and expenses under the Management Agreement as in effect on the date hereof and to the extent permitted by Sections 7.16.4 and 7.16.5.

7.27 Amendment of Certain Documents. Parent will not, and will not permit any of its Subsidiaries to, consent to or request any amendment, modification or supplement to or waiver of any provision of the Management Agreement or any of their Charter Documents in a manner that would reasonably be expected to affect the interests of the Note Purchasers materially and adversely without in each case having obtained the prior written consent of the Required Purchasers.

7.28 Observer Rights. The Required Purchasers shall have the right to have an observer attend (or participate by telephone in) all meetings of the boards of directors of Parent and each of its Subsidiaries and each committee thereof (such observer shall not be entitled hereby to become a member of any such board of directors). The Issuer shall pay the expenses of such observer to attend such meetings. Meetings of the boards of directors of the Note Parties shall be held at least annually; provided, however, that such observer shall (i) participate in a management update call for each of Parent and its Subsidiaries in any fiscal quarter during which no board meeting is held for such entity and (ii) be provided with such information and access to management as would otherwise be provided at a meeting of the boards of directors of the Note Parties at least quarterly. The Note Purchasers shall receive all reports, meeting materials, notices and other materials as and when provided to the board members or any committee thereof in connection with a vote or such meetings of the board of directors or committees thereof. Notwithstanding the foregoing, upon advance notice being given, such observer may be excluded from having access to any materials produced by counsel to the Note Parties in connection with pending or threatened litigation against, or by, any Note Party and may be excluded from the portions of any meetings at which such pending or threatened litigation is considered so long as the Note Party reasonably believes that such exclusion is reasonably necessary to preserve the attorney-client privilege of such Note Party. Notwithstanding the foregoing, upon advance notice, such observer may be excluded from having access to the portions of any board or committee meetings during which material discussions in connection with the Notes shall occur, including, without limitation, (i) proposed material modifications to the terms of the Notes are considered, (ii) any failure to comply with the terms of this Agreement or the other Note Documents, or (iii) any litigation involving the Note Purchasers are considered.

7.29 Competitors. Without the written consent of the Collateral Agents, which may be granted or withheld in their sole discretion, Parent will not, and will not permit any of its Subsidiaries or Affiliates to, acquire all or substantially all of the assets or equity of any entity that is one of the existing direct competitors set forth on Schedule 7.17.2.3. None of the Note Parties shall transfer or assign any of its business to any Affiliate that is not a Note Party without the written consent of the Note Purchasers, which may be granted or withheld in their sole discretion.

SECTION 8. EVENTS OF DEFAULT.

If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:

8.1 Payment Default. The Issuer shall fail to pay (i) any principal of, or premium, if any, on the Notes when the same becomes due and payable, whether upon maturity, prepayment, acceleration or otherwise, (ii) any interest on the Notes when the same shall become due and payable or (iii) any other amount due hereunder within five (5) days after demand therefor; or

8.2 Payment Default on Other Indebtedness. Any default or event of default shall have occurred under any other Indebtedness of Note Parties in excess of $200,000 in outstanding principal amount which is either (x) a payment default or (y) a nonpayment default that gives the holder of such Indebtedness a right to accelerate such Indebtedness; or

8.3 Reporting Default. Failure by any Note Party to (i) furnish financial information within fifteen (15) days of when due or when requested, or (ii) permit the inspection of its books or records, in each case, when required pursuant to the terms of this Agreement; or

8.4 Levy. The Issuer permits (i) any attachment, garnishment, execution, or distraint of any Collateral having an aggregate fair market value of greater than $200,000 or (ii) any Collateral having an aggregate fair market value of greater than $200,000 to become subject, at any time, to any mandatory court order or to other legal process; or

8.5 Certain Covenants. Any Note Party shall default in the performance or observance of any covenant contained in any of Sections 7.12 through 7.23 or in 7.27 or 7.29 hereof; provided that any default pursuant to Sections 7.29 may be remedied if the Note Parties provide irrevocable notice to the Collateral Agents of their intention to pay a 10% premium on the Notes (such 10% premium to be added to the then outstanding principal amount of the Notes) within five days of such default; or

8.6 Other Defaults. Any Note Party shall default in the performance or observance of any covenant, agreement or condition (a) this Agreement (other than those described or referred to in any other paragraph of this Section) and such default shall continue unremedied for more than 30 days after the first to occur of (i) a Note Party obtaining actual knowledge of such default or (ii) receipt by a Note Party of written notice of such default from the Required Purchasers; or (b) of any other Note Document, subject to applicable cure periods therein; provided that, in the event of any discrepancy between this Agreement and any other Note Document, such default shall not be deemed to have occurred until the longer cure period under clause (a) or clause (b) shall have lapsed.

8.7 Breach of Representations or Warranties. Any representation or warranty made by any Note Party in this Agreement or in any statement or certificate at any time given by it in writing pursuant hereto or in connection herewith or therewith shall (taken as a whole) be false or inaccurate in any material respect on the date as of when made; or

8.8 Involuntary Bankruptcy, Appointment of Receiver, etc. (a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent or any of its Subsidiaries in an involuntary case or proceeding under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or any other jurisdiction, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable law; or (b) an involuntary case is commenced against Parent or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of its Subsidiaries or over all or a substantial part of any of their respective properties, shall have been entered, or an interim receiver, trustee or other custodian of Parent or any of its Subsidiaries for all or a substantial part of their respective properties is involuntarily appointed, and the continuance of any such events in this clause (b) for 60 days unless dismissed, bonded, stayed, vacated or discharged; or

8.9 Voluntary Bankruptcy, Appointment of Receiver, etc. Parent or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case or proceeding under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect in the United States or any other jurisdiction, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by Parent or any of its Subsidiaries of any assignment for the benefit of creditors; or the board of directors of Parent or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing; or

8.10 Insolvency. Parent or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business; or

8.11 Judgments and Attachments. One or more judgments or decrees shall be entered against Parent or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $250,000 individually or in the aggregate for all such outstanding judgments and decrees and all such judgments or decrees shall not have been paid, vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

8.12 Failure of Liens. Any Lien created under the Note Documents or provided for thereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien in a material portion of the Collateral subject hereto; or

8.13 Material Adverse Effect. A default of the obligations of Parent or any of its Subsidiaries under any other agreement to which it is a party shall occur which results in a Material Adverse Effect; or

8.14 Governmental Action. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark, tradename or design of Parent or any of its Subsidiaries, the continuation of which is material to the continuation the business of Parent and its Subsidiaries taken as a whole or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of such Person’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of the Issuer’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Required Purchasers within thirty (30) days after the date of such revocation or termination, and, with respect to both clauses (i) and (ii), such revocation, proceedings or termination and non-replacement would reasonably be expected to have a Material Adverse Effect; or

8.15 ERISA. An event or condition specified in Sections 5.18 or 7.7 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Issuer or any member of the Controlled Group shall incur, or in the opinion of the Collateral Agents be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of the Collateral Agents, would have a Material Adverse Effect; or

8.16 Business Interruption. The operations of the Note Parties at any material Real Property location are interrupted at any time for a period of ten (10) consecutive days, unless either (x) such business interruption is not reasonably likely to have a Material Adverse Effect or (y) the Note Parties shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption (or, at the Note Parties’ election, any other consecutive three month period preceding the initial date of interruption and commencing subsequent to the Closing Date as then designated by the Note Parties) and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days (with an additional thirty (30) days in the event the proof of loss takes longer to obtain than the initial thirty (30) days) following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if the Note Parties shall have ceased material operations for a period of thirty (30) consecutive days;

THEN, (i) upon the occurrence of any Bankruptcy Default, the unpaid principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, and (ii) upon the occurrence of any other Event of Default, the Required Purchasers may, upon written notice to the Issuer, declare the Notes to be due and payable, whereupon the principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, such without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties; provided, however, that if the principal of, premium, if any, and interest on the Notes due otherwise than by such declaration plus any expenses due and payable hereunder have been paid in full, and any and all Defaults (other than the nonpayment of principal and interest on the Notes that shall have become due by such declaration) shall have been remedied or waived, the Required Purchasers may waive all Defaults and rescind and annul any such declaration and consequences.

SECTION 9. RESTRICTIONS ON TRANSFER; LEGENDS.

9.1 Assignments.

9.1.1. Each Note Purchaser may assign all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Notes held by it) to any Person, provided that so long as no Event of Default shall have occurred and be continuing such assignment (i) shall not be to a competitor of the Note Parties and (ii) shall be to an “accredited investor” as that term is defined in Regulation D under the Securities Act; provided, further, that (i) any assignment of less than all of the Notes held by a Note Purchaser shall be in a minimum amount equal to $1,000,000, and (ii) the parties to each such assignment shall execute and deliver to the Issuer and the Collateral Agents notice of such assignment. Upon such execution and delivery (x) the assignee thereunder shall be a party hereto and, to the extent provided in such assignment, have the rights and obligations of a Note Purchaser hereunder and under the other Note Documents and shall be bound by the provisions hereof, and (y) the assigning Note Purchaser thereunder shall, to the extent provided in such assignment, relinquish its rights and be released from its obligations under this Agreement except that, notwithstanding such assignment, any rights and remedies available to the Issuer for any breaches by such assigning Note Purchaser of its obligations hereunder while a Note Purchaser shall be preserved after such assignment and such Note Purchaser shall not be relieved of any liability to the Issuer due to any such breach if and to the extent that the Issuer provides to the Note Purchaser written notice of the specific breach and of any amounts asserted to be due in respect thereof not later than the earlier of (x) 10 Business Days following notice to the Issuer of such assignment or proposed assignment or (y) actual knowledge of the Issuer of the facts and circumstances constituting the purported breach. In the case of an assignment covering all or the remaining portion of the assigning Note Purchaser’s rights and obligations under this Agreement, such assigning Note Purchaser shall cease to be a party hereto. Notwithstanding any provision herein imposing minimum assignment thresholds, each Note Purchaser (and including any subsequent Note Purchaser) may at any time make an assignment of its Notes and other interests, rights and obligations under this Agreement, to (i) any Affiliate of such Note Purchaser, (ii) any Person, or Affiliate of a Person, that manages such Note Purchaser (a “Related Fund”) or (iii) any other Note Purchaser hereunder.

9.1.2.  The Issuer shall keep at its principal office, or the principal office of its counsel, a register in which it shall provide for the registration of the Notes and the transfer of the same shall be provided. Upon surrender for registration of transfer of any Notes in accordance with Section 9.1 at the principal office of the Issuer, the Issuer shall, at its expense, promptly execute and deliver one or more new Notes, as applicable, of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Note in the appropriate amount registered in the names of such transferor. While the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall provide the Note Purchasers with the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act in connection with any proposed transfer.

9.2 Restrictive Legend.

9.2.1. Each Note shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR PURSUANT TO AN EXEMPTION FROM REGISTRATION AND (II) EXCEPT IN COMPLIANCE WITH SECTION 9.1 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF AUGUST 17, 2007 AMONG THE ISSUER, THE NOTE PURCHASERS (AS DEFINED THEREIN) AND THE GUARANTOR PARTY THERETO.

THIS NOTE BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE ISSUER C/O HIG CAPITAL, 855 BOYLSTON STREET, 11TH FLOOR, BOSTON, MA 02116, ATTENTION: CHIEF FINANCIAL OFFICER INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”

9.2.2. Each Subordinated Note shall bear a legend in substantially the following form:

“THE COLLATERAL SECURING THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE SENIOR DEBT COLLATERAL (AS DEFINED IN THE AGREEMENT REFERRED TO BELOW) PURSUANT TO, AND TO THE EXTENT SET FORTH IN, THE NOTE PURCHASE AGREEMENT DATED AS OF AUGUST 17, 2007.

9.3 Termination of Restrictions. The restrictions imposed by Section 9.2 hereof upon the transferability of the Notes shall cease and terminate as to any particular Notes (i) when, in the opinion of Ropes & Gray LLP, or other counsel reasonably acceptable to the Issuer, such restrictions are no longer required in order to assure compliance with the Securities Act and any other applicable securities laws or (ii) when such Notes shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Notes or such Notes shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Issuer, without expense, replacement Notes, not bearing the legend set forth in Section 9.2 hereof.

SECTION 10. GUARANTEE.

10.1 Guarantee of Note Obligations. Each Guarantor unconditionally guarantees that the Note Obligations of the Issuer will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectibility and being absolute and in no way conditional or contingent (the “Guaranteed Obligation”). In the event any part of the Note Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Collateral Agents or, without notice, immediately upon the occurrence of a Bankruptcy Default with respect to any Note Party, pay or cause to be paid to the Collateral Agents for the account of each Note Purchaser in accordance with the Note Purchasers’ proportionate share of such Note Obligations which are then due and payable and unpaid. The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Note Obligations as against the Issuer, any other Note Party, any other Guarantor thereof or any other Person. For purposes hereof, the Note Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Note Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code or other applicable law.

10.2 Continuing Obligation. Each Guarantor acknowledges that the Note Purchasers have entered into this Agreement (and, to the extent that the Note Purchasers or the Collateral Agents may enter into any future Note Document, will have entered into such agreement) in reliance on this SECTION 10 being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part. The obligations of the Guarantors hereunder shall terminate when all of the Note Obligations have been paid in full in cash and discharged; provided, however, that:

10.2.1. if a claim is made upon the Note Purchasers at any time for repayment or recovery of any amounts or any property received by the Note Purchasers from any source on account of any of the Note Obligations and the Note Purchasers repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Note Purchasers), or

10.2.2. if the Note Purchasers become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Note Purchasers become liable (such amounts being deemed part of the Note Obligations) to the same extent as if such amounts or property had never been received by the Note Purchasers, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Note Obligations. Not later than five days after receipt of notice from the Collateral Agents, the Guarantors shall pay to the Collateral Agents, for the benefit of the Note Purchasers, an amount equal to the amount of such repayment or return for which the Note Purchasers have so become liable. Payments hereunder by a Guarantor may be required by the Collateral Agents on any number of occasions.

10.3 Waivers with Respect to Note Obligations. Except to the extent expressly required by this Agreement or any other Note Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

10.3.1. presentment, demand for payment and protest of nonpayment of any of the Note Obligations, and notice of protest, dishonor or nonperformance;

10.3.2. notice of acceptance of this guarantee and notice that the Notes have been sold by the Issuer hereunder in reliance on such Guarantor’s guarantee of the Note Obligations;

10.3.3. notice of any Default or of any inability to enforce performance of the obligations of the Issuer or any other Person with respect to any Note Document or notice of any acceleration of maturity of any Note Obligations;

10.3.4. demand for performance or observance of, and any enforcement of any provision of this Agreement, the Note Obligations or any other Note Document or any pursuit or exhaustion of rights or remedies with respect to any Collateral or against the Issuer or any other Person in respect of the Note Obligations or any requirement of diligence or promptness on the part of the Collateral Agents or any Note Purchaser in connection with any of the foregoing;

10.3.5. any act or omission on the part of the Collateral Agents or any Note Purchaser which may impair or prejudice the rights of such Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Issuer or any other Person, or otherwise operate as a deemed release or discharge;

10.3.6. failure or delay to perfect or continue the perfection of any Security Interest in any Collateral or any other action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral;

10.3.7. any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

10.3.8. any “single action” or “antideficiency” law which would otherwise prevent any Note Purchaser from bringing any action, including any claim for a deficiency, against such Guarantor before or after the Collateral Agents’ or the Note Purchasers’ commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by the Collateral Agents or any Note Purchaser;

10.3.9. all demands and notices of every kind with respect to the foregoing; and

10.3.10. to the extent not referred to above, all defenses (other than payment) which the Issuer may now or hereafter have to the payment of the Note Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.

Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 10.3.

No delay or omission on the part of the Collateral Agents or any of the Note Purchasers in exercising any right under any Note Document or under any other guarantee of the Note Obligations or with respect to the Collateral shall operate as a waiver or relinquishment of such right. No action which the Collateral Agents or the Note Purchasers or Parent or any of its Subsidiaries may take or refrain from taking with respect to the Note Obligations shall affect the provisions of this Agreement or the obligations of each Guarantor hereunder. None of the Note Purchasers’ or the Collateral Agents’ rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent or any of its Subsidiaries, or by any noncompliance by Parent or of its Subsidiaries with any Note Document, regardless of any knowledge thereof which the Collateral Agents or any Note Purchaser may have or otherwise be charged with.

10.4 Note Purchasers’ Power to Waive, etc. Notwithstanding anything to the contrary herein, with respect to this SECTION 10, each Guarantor grants to the Collateral Agents and each of the Note Purchasers full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law, and without in any way affecting the liability of such Guarantor under its guarantee hereunder:

10.4.1. To waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any provision of, or to give any waiver in respect of, this Agreement, any other Note Document, the Collateral, the Note Obligations or any guarantee thereof (each as from time to time in effect);

10.4.2. To grant any extensions of the Note Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Note Parties or any other Person in respect of the Note Obligations, whether or not rights against such Guarantor under this Agreement are reserved in connection therewith;

10.4.3. To take security in any form for the Note Obligations, and to consent to the addition to or the substitution, exchange, release or other disposition of, or to deal in any other manner with, any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Note Obligations and to proceed against any of the Collateral or such guarantees in any order;

10.4.4. To collect or liquidate or realize upon any of the Note Obligations or the Collateral in any manner or to refrain from collecting or liquidating or realizing upon any of the Note Obligations or the Collateral; and

10.4.5. To extend additional credit, if any, under this Agreement, any other Note Document or otherwise in such amount as the Note Purchasers may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Note Parties (financial or otherwise, on an individual or Consolidated basis) may have deteriorated since the date hereof.

10.5 Information Regarding the Issuer, etc. Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks. Each Guarantor waives any obligation which may now or hereafter exist on the part of the Collateral Agents or any Note Purchaser to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein. Each Guarantor expressly waives any duty which may now or hereafter exist on the part of the Collateral Agents or any Note Purchaser to disclose to such Guarantor any matter related to the business of Parent and its Subsidiaries, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Issuer and its Affiliates or their properties or management, whether now or hereafter known by the Collateral Agents or any Note Purchaser. Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Issuer all information concerning this Agreement and all other Note Documents and all other information as to the Issuer and its Affiliates or their properties or management as such Guarantor deems necessary or desirable.

10.6 Certain Guarantor Representations. Each Guarantor represents that:

10.6.1. it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Note Parties and their Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Note Purchasers to enter into this Agreement and to purchase the Notes from the Issuer by making the Guaranteed Obligation contemplated by this SECTION 10;

10.6.2. the proceeds from the sale of the Notes will directly or indirectly inure to its benefit;

10.6.3. by virtue of the foregoing it is receiving directly or indirectly at least reasonably equivalent value from the Note Purchasers for its Guaranteed Obligation;

10.6.4. it will not be rendered insolvent or left with unreasonably small assets with which to conduct its business as a result of entering into this Agreement (considering, among other things, its rights of contribution against other Note Parties);

10.6.5. after giving effect to the transactions contemplated by this Agreement and the other Note Documents and considering, among other things, its rights of contribution against other Note Parties, it will (directly or indirectly) have assets having a fair saleable value in the ordinary course in excess of its total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared by others); and

10.6.6. it has been advised by the Collateral Agents that the Note Purchasers are unwilling to enter into this Agreement unless the Guarantee provided for by this SECTION 10 is given by it.

10.7 Subrogation. Each Guarantor agrees that, until the Note Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against Parent or any of its Subsidiaries arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or any other Note Document; provided, that Parent hereby waives any such right of reimbursement, subrogation, contribution, offset or other claim. After the payment in full of the Note Obligations, each Guarantor (other than Parent) shall be entitled to exercise against Parent or any of its Subsidiaries all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

10.8 Subordination.

10.8.1. Each Note Party covenants and agrees that the payment of any Indebtedness and all obligations and liabilities owing by any Note Party in favor of any other Note Party, whether now existing or hereafter incurred (collectively, the “Intercompany Obligations”) is subordinated, to the extent and in the manner provided in this Section 10.8, to the prior payment in full of all Note Obligations owed or hereafter owing to the Note Purchasers by the Note Parties and is so subordinated as a claim against such Person or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists and that such subordination is for the benefit of the Note Purchasers.

10.8.2. Each Note Party hereby (i) authorizes the Note Purchasers to demand specific performance of the terms of this Section 10.8 at any time when any Note Party shall have failed to comply with any provisions of this Section 10.8 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

10.8.3. Upon any distribution of assets of any Note Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

10.8.3.1. The Note Purchasers shall first be entitled to receive payment in full in cash of the Note Obligations before any Note Party is entitled to receive any payment on account of the Intercompany Obligations.

10.8.3.2. Any payment or distribution of assets of any Note Party of any kind or character, whether in cash, property or securities, to which any other Note Party would be entitled except for the provisions of this Section 10.8, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Note Purchasers in the manner set forth herein, to the extent necessary to make payment in full of all Note Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Note Purchasers.

10.8.3.3. In the event that notwithstanding the foregoing provisions of this Section 10.8 any payment or distribution of assets of any Note Party of any kind or character, whether in cash, property or securities, shall be received by any other Note Party on account of any Intercompany Obligations before all Note Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the applicable Collateral Agent for itself and the Note Purchasers for application to the payment of the Note Obligations until all of the Note Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Note Purchasers.

10.8.4. No right of any Note Purchaser or any other present or future holders of the Note Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Note Party or by any act or failure to act, in good faith, by any Note Party, or by any noncompliance by any Note Party with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Note Party may have or be otherwise charged with.

SECTION 11. SUBORDINATION

Parent and each of its Subsidiaries for itself and its successors and assigns, and each of the Note Purchasers, by its acceptance hereof and its acceptance of the Notes hereunder, for itself and its successors and assigns as holders of the Notes agrees (i) that no payments shall be made in respect of any Subordinated Note Obligations other than as permitted under this Section 11 and (ii) that all Subordinated Note Obligations and all payments in respect hereof and thereof shall be subordinate and junior in right of payment to the prior payment in full of all Senior Note Obligations as set forth in, and subject to the provisions of, this Section 11. Each holder of Senior Note Obligations shall have been deemed to have acquired such Senior Note Obligations in reliance upon the subordination as set forth in this Section 11. Payments to holders of Notes by parties other than Parent or any of its Subsidiaries in exchange for the transfer of Notes to such Persons pursuant to Section 9 of this Agreement are not covered by the provisions of this Section 11.

11.1 Payment Defaults. During the continuance of any default in the payment of principal, premium, if any, any commitment fee or interest on any Senior Notes, whether at maturity, upon redemption or pursuant to acceleration or otherwise (a “Payment Default”), no direct or indirect payment of any kind shall be made with respect to principal or interest on the Subordinated Notes or other amounts due hereunder or thereunder, for a period beginning on the date on which written notice of such payment default is given to the Issuer and the record holders of the Subordinated Notes by the holders of Senior Notes or the First Lien Collateral Agent, and ending on the date on which such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Senior Notes shall have been discharged or paid in full, after which, subject to Section 11.4 (if applicable), the Issuer shall resume making any and all required payments in respect of the Subordinated Notes, including any missed payments (but only to the extent that such payments are not otherwise prohibited under the terms hereof). Any payment received by a Subordinated Note Purchaser in violation of this Section 11.1 shall be held in trust for, and paid over to, the holders of Senior Notes pursuant to Section 11.5.

11.2 Non-Payment Defaults. During the continuance of any event of default on or in respect of Senior Notes (other than a Payment Default, when Section 11.1 shall apply) that entitles the holders of Senior Notes to accelerate the maturity of the obligations outstanding thereunder (a “Non-payment Default”), no direct or indirect payment of any kind shall be made with respect to principal or interest on the Subordinated Notes or other amounts due hereunder or thereunder, and no Subordinated Note Purchaser shall accept any such payment, for a period (a “Blockage Period”) beginning on the date on which written notice of such default (a “Blockage Notice”) is given to the Issuer and to the record Subordinated Note Purchasers by the Issuer or by the First Lien Collateral Agent and ending on the earliest to occur of the following: (a) the date on which such Non-payment Default is cured or waived or shall have ceased to exist, (b) a number of days shall have elapsed from the beginning of such Blockage Period as shall cause the total number of days elapsed under any Blockage Period in effect during any consecutive 365-day period to exceed 180 days in the aggregate; (c) the Senior Notes have been paid in full or (d) the Senior Notes shall have been accelerated. Upon termination of a Blockage Period, the Issuer shall immediately make all past-due payments (including default rate interest thereon, as applicable) and shall resume all other required payments under this Agreement or the Subordinated Notes (but only to the extent that such payments are not otherwise prohibited under the terms hereof). No single Non-payment Default may serve as the basis for more than one Blockage Notice (other than a Non-payment Default that has been cured or waived or otherwise ceased to exist for a period of 90 consecutive days); no Non-payment Default in existence on the date of delivery of a Blockage Notice shall serve as the basis for any subsequent Blockage Notice, unless such Non-payment Default shall have been cured or waived or otherwise ceased to exist for a period of 90 consecutive days; no more than one Blockage Notice shall be issued within any period of 365 consecutive days; and no more than three Blockage Notices shall be issued while the Subordinated Notes remain outstanding.

11.3 Forbearance Periods.

11.3.1. The Subordinated Note Purchasers agree to provide to the holders of Senior Notes, or to the First Lien Collateral Agent, written notice (an “Enforcement Notice”) prior to taking any action to accelerate, exercise any remedies with respect to, or otherwise take any enforcement action with respect to the Subordinated Notes, this Agreement or any guarantee agreement with respect to the Subordinated Notes (an “Enforcement Action”).

11.3.2. Without the prior written consent of the holders of a majority of the outstanding principal amount of any Senior Notes, the Subordinated Note Purchasers shall not exercise (or join in) any rights or remedies or take (or join in) any Enforcement Action until the expiration of ten (10) days following the delivery of an Enforcement Notice, as contemplated by the foregoing Section 11.3.2; provided that if, prior to the expiry of such ten (10) day period, the holders of a majority of Senior Notes provide, or the First Lien Collateral Agent provides, to the Subordinated Note Purchasers delivering the Enforcement Notice a written notice directing the institution of a bar on Enforcement Actions (a “Forbearance Notice”), then the Subordinated Note Purchasers shall refrain from taking (or joining in) any Enforcement Action for a period (a “Forbearance Period”) terminating on the first to occur of (i) (x) if a Blockage Period is in effect pursuant to Section 11.2 at the time of delivery of the Enforcement Notice, the expiry or termination of such Blockage Period and (y) if no Blockage Period is in effect pursuant to Section 11.2 at the time of delivery of the Enforcement Notice, (a) if, at the time of delivery of the Enforcement Notice, there is in existence a Payment Default on Senior Notes, the earliest to occur of (1) 180 days from delivery of the Enforcement Notice and (2) the date on which the applicable Payment Default is cured or waived and (b) in all other cases, 180 days from delivery of the Enforcement Notice, (ii) the acceleration of the maturity of the Senior Notes or the taking of any action by the holder of any Senior Notes, or any agent on acting on behalf of one or more such holders, to commence foreclosure or other legal proceedings against the Issuer, any guarantor of the Subordinated Notes or any of their properties, (iii) the commencement of a Proceeding by or against the Issuer or any guarantor of the Subordinated Notes, (iv) the payment in full of all Senior Notes and (v) the date on which the total number of days during which a Forbearance Period has been in effect during a consecutive 365-day period exceeds 180 days in the aggregate.

11.4 Distributions. Upon any distribution of all or substantially all assets of Parent or any of its Subsidiaries or upon any dissolution, winding up, total or partial liquidation or reorganization of Parent or any Subsidiaries (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) (other than those permitted by Section 11.5):

11.4.1. The holders of all Senior Notes shall first be entitled to receive payment in full of all obligations owing in respect thereof before the holders of the Subordinated Notes are entitled to receive any payment on account of the principal of or interest on the Subordinated Notes or any other amount owing hereunder or thereunder; and

11.4.2. until the Senior Notes are paid in full, any distribution to which the holders of the Subordinated Notes would be entitled but for this Section 11 shall be made to holders of Senior Notes as their interests may appear; provided that, notwithstanding this Section 11.4, the Subordinated Note Purchasers shall be entitled to receive (and shall not be required to remit to holders of Senior Notes) in any such proceeding either (x) debt securities which mature no earlier than the Subordinated Notes and are subordinated to Senior Notes on terms no less favorable to the holders of Senior Notes than the Subordinated Notes or (y) equity securities which rank junior to any debt or equity securities distributed to the holders of the Senior Notes.

11.4.3. Upon any payment or distribution of assets of Parent or its Subsidiaries referred to in this Section 11, the Subordinated Note Purchasers shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, for the purpose of ascertaining the persons entitled to participate in such payment or distribution to the holders of Senior Notes and other Indebtedness of Parent and its Subsidiaries, the amount thereof or payment thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11.

11.5 Payments to be Held in Trust. Subject to Section 11.4.2, if any payment or distribution of assets of the Parent or any of its Subsidiaries of any kind or character, whether in cash, property or securities, shall be received by the Subordinated Note Purchasers on account of principal, interest or other amounts due hereunder that, because of the provisions of this Section 11, should not have been made, then such payment or distribution shall be received and held in trust for, and shall be paid over to, the holders of Senior Notes remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which the Senior Notes may have been issued for application to the payment of such Senior Notes until all Senior Notes shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Notes.

11.6 Subrogation. After the payment in full in cash or cash equivalents of all Senior Notes, the rights of the Subordinated Note Purchasers shall be subrogated to the rights of the holders of the Senior Notes to receive payments and distributions of cash, property and securities made to the holders of the Senior Notes to which the Subordinated Note Purchasers would be entitled except for the provisions of this Section 11 until the principal of, premium, if any, and interest on the Subordinated Notes shall be paid in full in cash or cash equivalents. For purposes of such subrogation, no payments or distributions to the holders of Senior Notes of any cash, property or securities to which the Subordinated Note Purchasers would be entitled except for the provisions of this Section 11, and no payments over pursuant to the provisions of this Section 11 to the holders of Senior Notes by Subordinated Note Purchasers shall, as among the Issuer, its creditors other than holders of Senior Notes, and the Subordinated Note Purchasers deemed to be a payment or distribution by the Issuer to or on account of the Subordinated Notes.

11.7 Reinstatement of Obligations. If, at any time, all or part of any payment with respect to Senior Notes theretofore made by the Issuer or any other Person is rescinded for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Issuer or such other Person), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

11.8 Actions With Respect to the Senior Notes. Each Subordinated Note Purchaser agrees and consents that without notice to or assent by such holder, and without affecting the liabilities and obligations of the Issuer and the rights and benefits of the holders of the Senior Notes set forth in this Section 11:

11.8.1. The obligations and liabilities of the Issuer or any other party or parties liable for or upon the Senior Notes may, from time to time, be renewed, refinanced, extended, modified, amended, restated, increased (subject to the limits contained in the definition of Senior Notes), compromised, supplemented, terminated, waived or released;

11.8.2. The holders of Senior Notes, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Notes including, without limitation, any rights with respect to any collateral; and

11.8.3. Any balance or balances of funds with any holder of Senior Notes at any time outstanding to the credit of the Issuer may, from time to time, in whole or in part, be surrendered or released, all as the holders of any Senior Notes (acting by any requisite vote) may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the obligations hereunder to Senior Notes.

11.9 Waiver of Notice of Acceptance. To the extent permitted by applicable law, the Subordinated Note Purchasers and the Issuer hereby waive notice of acceptance hereof by the holders of the Senior Notes. Each Subordinated Note Purchaser, by accepting any Subordinated Note acknowledges and agrees that the subordination provisions in this Section 11 are, and are intended to be, an inducement and a consideration to each holder of any Senior Notes, to acquire and continue to hold such Senior Notes and such holder of Senior Notes shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Notes.

11.10 Injunctive and Other Relief. The Issuer and the Purchasers hereby expressly agree that the holders of Senior Notes may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Section 11 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

11.11 Application of Provisions.

11.11.1. The provisions of this Section 11 are and are intended solely for the purpose of defining the relative rights of the Subordinated Note Purchasers on the one hand and the Senior Note Purchasers on the other hand. Nothing contained in this Section 11 or elsewhere in this Agreement or in the Subordinated Notes is intended to or shall (a) impair the Issuer, as to its creditors other than holders of Senior Notes and the holders of the Subordinated Notes, the obligations of the Issuer, which are absolute and unconditional, to pay to the Subordinated Note Purchasers the principal of, premium, if any, and interest on the Subordinated Notes as and when the same shall become due and payable in accordance with their terms (provided, however, that this provision is not intended to limit the restrictions on payments on the Subordinated Notes set forth in Section 11.1); or (b) affect the relative rights against the Issuer of the Subordinated Note Purchasers and creditors of the Issuer, other than the holders of Senior Notes; or (c) prevent any Subordinated Note Purchaser from exercising all remedies otherwise permitted by applicable law upon a Default or any Event of Default under this Agreement, subject however in all respects to the rights, if any, under this Section 11 of the holders of Senior Notes (1) in any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Issuer referred to in Section 11.4, to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such holder, or (2) under the conditions specified in Section 11.1, to prevent any payment prohibited by such Section. The failure to make a payment on the account of the principal and interest on the Subordinated Notes or any other payment due hereunder or thereunder by reason of any provision in this Section 11 shall not be construed as preventing the occurrence of an Event of Default under Section 8 or as preventing the accrual of interest on the Subordinated Notes at a default rate.

11.11.2. Nothing contained in this Section 11 shall limit the right of the Subordinated Note Purchasers to take any action to accelerate the maturity of the Senior Subordinated Notes pursuant to Section 8 or to pursue any rights or remedies hereunder or under applicable law, subject to the rights under this Section 11 of the holders, from time to time, of Senior Notes, including, without limitation, the Forbearance Period hereunder.

11.12 No Modification. The provisions of this Section 11 and the defined terms used in this Section 11 are for the benefit of the holders from time to time of Senior Notes and, so long as any Senior Notes remains outstanding, such provisions and defined terms may not be modified, rescinded or canceled in whole or in part, nor shall any grace periods in Section 8 hereof be reduced, without the prior written consent of the holders of a majority of the Senior Notes then outstanding.

SECTION 12. COLLATERAL AGENT.

12.1 Collateral Agents’ Authority to Act, etc. Each of the Senior Note Purchasers appoints and authorizes Sankaty Advisors, LLC to act for the Senior Note Purchasers as the First Lien Collateral Agent in connection with the granting of a First Lien Security Interest in the Collateral as contemplated by this Agreement and the Collateral Documents on the terms set forth in the Collateral Documents. Each of the Subordinated Note Purchasers appoints and authorizes Sankaty Advisors, LLC to act for the Subordinated Note Purchasers as the Second Lien Collateral Agent in connection with the granting of a Second Lien Security Interest in the Collateral as contemplated by this Agreement and the Collateral Documents on the terms set forth in the Collateral Documents. All action in connection with the enforcement of, or the exercise of any remedies under the Collateral Documents shall be taken in the manner set forth therein.

12.2 Collateral Agents’ Resignation. Either of the Collateral Agents may resign at any time by giving at least 60 days’ prior written notice of its intention to do so to each of the Note Purchasers and the Issuer and upon the appointment by the Required Purchasers of a successor Collateral Agent reasonably satisfactory to the Issuer. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s giving of such notice of resignation, then the retiring Collateral Agent may appoint a successor Collateral Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000 (so long as no Default exists) with the consent of the Issuer, which shall not be unreasonably withheld; provided, however, that any successor Collateral Agent appointed under this sentence may be removed upon the written request of the Required Purchasers, which request shall also appoint a successor Collateral Agent (so long as no Default exists) reasonably satisfactory to the Issuer. Upon the appointment of a new Collateral Agent hereunder, the term “Collateral Agent” shall for all purposes of this Agreement and the Collateral Documents thereafter mean such successor. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, or the removal hereunder of any successor Collateral Agent, the provisions of this Agreement and the Collateral Documents shall continue to inure to the benefit of such retiring or removed Collateral Agent as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the Collateral Documents.

12.3 Concerning the Collateral Agent.

12.3.1. Action in Good Faith, etc. The Collateral Agents and their officers, directors, employees and agents shall be under no liability to any of the Note Purchasers or to any future holder of any Notes for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Collateral Agents shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Collateral Agent by the Required Purchasers. The Collateral Agents may execute releases and other collateral termination documents with respect to assets disposed of by the Note Parties as permitted by this Agreement.

12.3.2. No Implied Duties, etc. The Collateral Agents shall have and may exercise such powers as are specifically delegated to the Collateral Agents under this Agreement or any Collateral Document together with all other powers incidental thereto. The Collateral Agents shall have no implied duties to any Person or any obligation to take any action under this Collateral Agreement or any Collateral Document except for action specifically provided for in this Agreement or any Collateral Document to be taken by the Collateral Agents.

12.3.3. Validity, etc. The Collateral Agents shall not be responsible to any Note Purchaser or any future holder of any Notes (a) for the legality, validity, enforceability or effectiveness of this Agreement or any Collateral Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any Collateral Document, (c) for the existence or value of any assets included in any security for the Note Obligations, (d) for the effectiveness of any Lien purported to be included in the Collateral, (e) for the specification or failure to specify any particular assets to be included in the Collateral, or (f) unless either of the Collateral Agents shall have failed to comply with Section 12.3.1, for the perfection of the Security Interests.

12.3.4. Compliance. The Collateral Agents shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any Collateral Document.

12.3.5. Employment of Collateral Agents and Counsel. The Collateral Agents may execute any of its duties as Collateral Agent under this Agreement or any Collateral Document by or through employees, agents and attorneys in fact and shall not be responsible to any of the Note Purchasers, the Issuer or any other Note Party for the default or misconduct of any such agents or attorneys in fact selected by the Collateral Agents acting in good faith. The Collateral Agents shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any Collateral Document.

12.3.6. Reliance on Documents and Counsel. The Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, facsimile, telegram, telex or teletype message or writing reasonably believed in good faith by the Collateral Agents to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Collateral Agents.

12.3.7. Collateral Agent’s Reimbursement. Each of the Note Purchasers severally agrees to reimburse the Collateral Agents, pro rata in accordance with such Note Purchaser’s percentage interest (determined based on the ratio of the aggregate principal amount of the Notes held by such Note Purchaser to the aggregate amount of all outstanding Notes), for any reasonable expenses not reimbursed by the Issuer (without limiting the obligation of the Issuer to make such reimbursement): (a) for which the Collateral Agents are entitled to reimbursement by the Issuer under this Agreement or any Collateral Document, and (b) after the occurrence and during the continuance of a Default, for any other reasonable expenses incurred by the Collateral Agents on the Note Purchasers’ behalf in connection with the enforcement of the Note Purchasers’ rights under this Agreement or any Collateral Document; provided, however, that the Collateral Agents shall not be reimbursed for any such expenses arising as a result of its gross negligence or willful misconduct.

12.4 Indemnification. The Note Purchasers shall severally indemnify the Collateral Agents and their officers, directors, employees, agents, attorneys, accountants, consultants and controlling Persons (to the extent not reimbursed by the Note Parties and without limiting the obligation of the Note Parties to do so), pro rata in accordance with their respective percentage interests (as determined in accordance with Section 12.3.7), from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, losses (including accrued and unpaid Collateral Agents’ fees), costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Collateral Agents or such Persons relating to or arising out of this Agreement, any Collateral Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Collateral Agents in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are determined in a final, nonappealable judgment by a court of competent jurisdiction to have been taken by either of the Collateral Agents with gross negligence or willful misconduct.

12.5 Assumption of Collateral Agent’s Rights. Notwithstanding anything herein or in any Collateral Document to the contrary, if at any time no Person constitutes the Collateral Agents hereunder or the Collateral Agents fail to act upon written directions from the Required Purchasers, the Required Purchasers shall be entitled to exercise any power, right or privilege granted to the Collateral Agents under this Agreement or any Collateral Document and in so acting the Note Purchasers shall have the same rights, privileges, indemnities and protections provided to the Collateral Agents under this Agreement or any Collateral Document.

SECTION 13. MISCELLANEOUS.

13.1 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Issuer agrees to promptly pay (i) all the actual and reasonable costs and expenses incurred by the Note Purchasers in the preparation of this Agreement and the other Note Documents and (ii) all reasonable out-of-pocket costs and expenses of the Note Purchasers (including fees, expenses and disbursements of their outside counsel, Ropes & Gray LLP and local counsel) relating to the negotiation, preparation and execution of the Note Documents, review of other documents (including due diligence review) in connection with the transactions contemplated hereby, and any amendments and waivers hereto or thereto, and the Closing. In addition, the Issuer agrees to promptly pay in full after the occurrence of an Event of Default, all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Note Purchasers in enforcing any obligations of or in collecting any payments due hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings; provided that, in such event, the Note Purchasers shall be only entitled to payment of the fees, expenses and disbursements of a single outside counsel and other professionals, such to be designated by the Required Purchasers.

13.2 Indemnity. In addition to the payment of expenses pursuant to Section 13.1, whether or not the transactions contemplated hereby shall be consummated, each Note Party (as “Indemnitor”) agrees to indemnify, pay and hold the Note Purchasers, and the officers, directors, employees, agents, and Affiliates of the Note Purchasers (collectively called the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened (excluding claims among Indemnitees and, with the exception of claims arising out of otherwise indemnifiable matters (e.g., actions to enforce the indemnification rights provided hereunder), and excluding claims between the Issuer and an Indemnitee), whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Notes, the Note Documents or the other documents related to the transactions contemplated hereby (including, without limitation, the existence or exercise of any security rights with respect to the Collateral in accordance with the Collateral Documents), the Note Purchasers’ agreement to purchase the Notes or the use or intended use of the proceeds of any of the proceeds thereof to the Issuer (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence or willful misconduct of that Indemnitee as mutually agreed between the Indemnitee and the Indemnitors or as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is prejudiced thereby. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 13.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 13.2 may be unenforceable because it is violative of any law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. For the avoidance of doubt, the provisions in this Section 13.2 shall apply only to claims relating to or arising out of the Note Documents.

13.3 [Reserved].

13.4 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, shall in any event be effective without the written consent of the Required Purchasers and the Issuer; provided, however, that no amendment that will, by its terms, affect the rights of a particular Series of Notes (the “Affected Notes”) adversely relative to the other Series of Notes shall be effective without the written consent of those Note Purchasers holding a majority of such Affected Notes; provided, further, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Note Purchaser affected thereby, do any of the following: (a) extend the maturity or time of, or right to receive, payment of principal of, or premium, if any, or interest on, any Notes (other than as a result of waiving a prepayment required under Section 3.2 or a Default or Event of Default giving rise to a right of acceleration, which shall each be by written consent of the Required Purchasers); or (b) reduce the rate of interest or the principal amount of any of the Notes or increase the relative amount of interest which the Issuer may pay through capitalizing the same; or (c) impair or affect the right of any Note Purchaser to institute suit for enforcement of any such payment to which such Note Purchaser is entitled pursuant to this Agreement; or (d) alter the percentage of Note Purchasers necessary to modify or take action under this Agreement; or (e) amend this Section 13.4. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Issuer in any case shall entitle such Person to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.4 shall be binding upon each holder of the Notes at the time outstanding and each future holder thereof.

13.5 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

13.6 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally or sent via a nationally recognized overnight courier. Such notices, demands and other communications will be delivered or sent to the address indicated below:

If to the Issuer or any other Note Party:

c/o HIG Capital
855 Boylston Street
11th Floor
Boston, MA 02116
Telephone: (617) 262-8455
Facsimile: (617) 262-1505
Attention: John Black/John Tatum

with a copy to:

c/o HIG Capital
1650 Market Street
36th Floor
Philadelphia, PA 19103
Telephone: (267) 207-2732
Facsimile: (267) 207-2733
Attention: William Nolan

with a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Telephone: 212-705-7000
Facsimile: 212-702-3644
Attention: Neil Townsend, Esq.]

If to Note Purchasers or to either Collateral Agent:

c/o Sankaty Advisors, LLC
111 Huntington Avenue
Boston, Massachusetts 02199
Telephone: (617) 516-2000
Facsimile: (617) 516-2710
Attention: James Athanasoulas

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telephone: (617) 951-7483
Facsimile: (617) 951-7050
Attention: Alyson Allen, Esq.

and

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Telephone: (212) 596-9000
Facsimile: (212) 596-9090
Attention: Marc E. Hirschfield, Esq.

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided that the failure to deliver copies of notice as indicated above shall not affect the validity of such notice. Any such communication shall be deemed to have been received when actually delivered or refused.

13.7 Survival of Warranties and Certain Agreements.

13.7.1. Any liability of any Note Party for any breach of, or inaccuracy in, the representations and warranties made by it herein shall survive the execution and delivery of this Agreement, the sale and delivery of the Notes hereunder and shall continue until the repayment of the Notes and the Note Obligations in full; provided, that if all or any part of such payment is set aside, such Note Party shall remain liable for any breach of, or inaccuracy in, the representations and warranties made by it herein as if no such payment had been made.

13.7.2. Any liability of any Note Party for any breach of or default in the performance of the agreements made by it herein shall survive the execution and delivery of this Agreement, the sale and delivery of the Notes hereunder and shall continue until the repayment of the Notes and the Note Obligations; provided, that if all or part of such payment is set aside, such Person shall remain liable for any breach of or default in the performance of such agreements.

13.7.3. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Note Parties set forth in Sections 13.1 and 13.2 shall survive the payment of the Notes, and the termination of this Agreement.

13.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Note Purchaser in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.

13.9 Severability. If and to the extent that any provision in this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, the Notes or of the other obligations of any Note Party under any of such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

13.10 Heading. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

13.11 Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

13.12 Successors and Assigns; Subsequent Holders. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Note Purchasers. The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Notes, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Note Purchasers shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The respective rights or any interest therein or hereunder of a Note Party may not be assigned without the written consent of the Required Purchasers. Any assignee shall execute a joinder to this Agreement.

13.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH NOTE PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT SUBJECT, HOWEVER, TO RIGHTS OF APPEAL. EACH NOTE PARTY HEREBY AGREES THAT SERVICE UPON IT IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.6 SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY NOTE PURCHASER TO BRING PROCEEDINGS AGAINST THE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION.

13.14 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO CLAIM MAY BE MADE BY ANY NOTE PARTY AGAINST ANY NOTE PURCHASER FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE OTHER NOTE DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. EACH NOTE PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES. EACH NOTE PARTY AGREES THAT THIS SECTION 13.14 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE NOTE PURCHASERS WOULD NOT EXTEND TO THE ISSUER ANY MONIES HEREUNDER IF THIS SECTION 13.14 WERE NOT PART OF THIS AGREEMENT.

13.15 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and when written or telephonic notification of such execution and authorization of delivery thereof has been received by the Note Parties and the Note Purchasers.

13.16 Confidentiality. The Collateral Agents and each Note Purchaser agrees to keep confidential (and to cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the business of Parent and its Subsidiaries furnished to such Note Purchaser by Parent or any of its Subsidiaries or on its behalf pursuant to this Agreement (the “Information”). Notwithstanding the foregoing, the Collateral Agents and any Note Purchaser shall be permitted to disclose Information (i) to its officers, managers, directors, employees, agents and representatives provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Note Purchaser on a non-confidential basis from a source other than Parent or any of its Subsidiaries or (C) was available to the Note Purchaser on a non-confidential basis prior to its disclosure to the Note Purchaser by Parent or any of its Subsidiaries; (iv) to the extent Parent or any of its Subsidiaries shall have consented to such disclosure in writing; (v) in connection with the assignment of any Notes other than to a competitor of the business of Parent and its Subsidiaries, provided that the recipient of Information agrees to maintain the confidentiality of the Information; or (vi) to its respective investors or lenders in connection with any regular or otherwise required reporting performed by such Note Purchaser to any such Persons. The Collateral Agents and any other Note Purchaser (and each employee, representative or agent or advisor of the Collateral Agents or any other Note Purchaser) may, to the extent necessary to prevent the transaction from being described as a “confidential transaction” under Treasury Regulation section 1.6011-4(b)(3), disclose the tax treatment and tax structure of the transaction and any related tax strategies.

13.17 USA PATRIOT ACT. Each Note Purchaser subject to the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Note Parties that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Note Parties, which information includes the name and address of the Note Parties and other information that will allow such Note Purchaser to identify the Note Parties in accordance with the Act. The Note Parties hereby agree to provide any such information upon request, and to the disclosure of such information pursuant to the requirements of the Act and notwithstanding any other provision hereof.

13.18 Entirety. This Agreement and the other Note Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

13.19 Joinder. The Note Parties, Collateral Agents and Note Purchasers hereby acknowledge and agree that (a) the consummation of the Acquisition shall occur on the Closing Date simultaneously with the initial funding of the purchase of the Notes on the Closing Date, the proceeds of which will be used to fund the Acquisition, and (b) in connection therewith, the Acquired Entities party to this Agreement as of the Closing Date shall be deemed parties to the Note Documents, and their counterparts to the Note Documents deemed delivered and effective against such parties, only upon and immediately following (i) the consummation of the Acquisition and (ii) release of the resolutions regarding the Note Documents delivered to the Collateral Agents on the Closing Date of the Note Parties’ respective boards of directors as constituted immediately following the consummation of the Acquisition.

13.20 Securities Laws. Each Note Purchaser agrees that, if it shall receive any material non-public information with respect to the Note Parties, it shall not trade in the Capital Stock of the Parent unless and until such Note Purchaser agrees in writing to be subject to the same policies applicable to Sponsor with respect to trading in the Capital Stock of the Parent. Each Note Purchaser is aware, and will advise its agents and representatives who are provided with any material non-public information with respect to the Note Parties, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Any disclosure of any material non-public information with respect to the Note Parties is made in reliance upon the foregoing, the confidentiality obligations of the Note Purchasers set forth herein and upon Rule 100(b)(2)(ii) of Regulation FD as promulgated by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

THE ISSUER:	ENCOMPASS GROUP AFFILIATES, INC.

	By:	/s/ John E. Donahue
Name: John E. Donahue Title: Chief Financial Officer

GUARANTORS:

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

By:	/s/ John E. Donahue
Name: John E. Donahue Title: Chief Financial Officer

SPECTRUCELL, INC.

By:	/s/ John E. Donahue
Name: John E. Donahue
Title: Chief Financial Officer

HUDSON STREET INVESTMENTS, INC.

By:	/s/ John E. Donahue
Name: John E. Donahue
Title: Chief Financial Officer

CYBER-TEST, INC.

By:	/s/ John E. Donahue
Name: John E. Donahue
Title: Chief Financial Officer

VANCE BALDWIN, INC.

By:	/s/ John E. Donahue
Name: John E. Donahue
Title: Chief Financial Officer

NOTE PURCHASERS:

PROSPECT HARBOR CREDIT PARTNERS, L.P.

By:	/s/ Stuart Davies
Name: Stuart Davies Title: Managing Director

SANKATY CREDIT OPPORTUNITIES II, L.P.

By:	/s/ Stuart Davies
Name: Stuart Davies Title: Managing Director

SANKATY CREDIT OPPORTUNITIES III, L.P.

By:	/s/ Stuart Davies
Name: Stuart Davies Title: Managing Director

RGIP, LLC

By:	/s/ R. B. Malt
Name: R. B. Malt Title: Managing Member

FIRST LIEN COLLATERAL AGENT:

SANKATY ADVISORS, LLC

By:	/s/ Stuart Davies
Name: Stuart Davies Title: Managing Director

SECOND LIEN COLLATERAL AGENT:

SANKATY ADVISORS, LLC

By:	/s/ Stuart Davies
Name: Stuart Davies Title: Managing Director

ANNEX I

DEFINITIONS TO NOTE PURCHASE AGREEMENT

“Acquired Entities” has the meaning set forth in the recitals.

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Agreement” has the meaning set forth in the recitals.

“Additional Issuance” has the meaning set forth in Section 2.4 of the Agreement.

“Affected Notes” has the meaning set forth in Section 13.4.

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person means the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Compensation” means base salary, accrued compensation, bonuses, expense reimbursements, automobile allowances and other forms of remuneration paid to Key Employees in connection with their employment with the Note Parties.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Premium” means the premium to be due and payable in connection with any acceleration or prepayment of the Notes pursuant to the Agreement (excluding any scheduled amortization payments). With respect to the Senior Notes, each such prepayment premium shall be equal, with respect to any such acceleration or prepayment made or first required to be made during any period set forth in the table below, to the percentage set forth beside such period in such table of the aggregate principal amount of the Senior Notes then prepaid or required to be prepaid:

Period	Applicable Premium
August 17, 2007 through	2%
August 16, 2008
August 17, 2008 through	1%
August 16, 2009
Subsequent to August 17, 2009	0%

With respect to the Subordinated Notes, each such prepayment premium shall be equal, with respect to any such acceleration or prepayment made or first required to be made during any period set forth in the table below, to the percentage set forth beside such period in such table of the aggregate principal amount of the Subordinated Notes then prepaid or required to be prepaid:

Period	Applicable Premium
August 17, 2007 through	3%
August 16, 2008
August 17, 2008 through	2%
August 16, 2009
August 17, 2009 through	1%
August 16, 2010
Subsequent to August 17, 2010	0%

“Applicable Rate” means the rate of interest to be paid on the unpaid principal amount of the Notes from and after the Closing Date. With respect to the Senior Notes, for the period from and after the Closing Date, the Applicable Rate shall be a rate equal to LIBOR + 3.75%.

With respect to the Subordinated Notes, for the period from and after the Closing Date, the Applicable Rate shall be 13% per annum payable in cash; provided, that the leverage spread as set forth below (the “Leverage Spread”) shall be added to the 13% interest payable in cash and the Issuer may elect such Leverage Spread to be paid in cash or capitalized, compounded and added to the unpaid principal amount of the Subordinated Notes on the applicable Interest Payment Date (whereupon from and after such date such additional amounts shall also accrue interest) (such interest, “PIK Interest”). The Leverage Spread shall be calculated on a leverage based grid as follows, where the Leverage Ratio as set forth in the computations delivered pursuant to Section 7.24.2.2 for the most recent Trailing Twelve Month Period equals “x” and is calculated as of the end of the most recent fiscal month for which financial reports have been delivered pursuant to the Agreement.

Leverage Ratio	Applicable Rate
x > 3.5:1.00	4.0%
3.00:1.00 < x < 3.50:1.00	2.0%
2.50:1.00 < x < 3.00:1.00	1.0%
x < 2.50:1.00	0.0%

“Audited Financial Statements” has the meaning set forth in Section 5.5.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor to such statute.

“Bankruptcy Default” means any Event of Default referred to in Section 8.8 or 8.9.

“Benefit Plan” has the meaning set forth in Section 5.18.

“Blockage Notice” has the meaning set forth in Section 11.2.

“Blockage Period” has the meaning set forth in Section 11.2.

“Blocked Person” has the meaning set forth in Section 5.26.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Boston, Massachusetts are required or authorized to be closed.

“Capital Expenditures” means, without duplication, all expenditures accounted as a capital expenditure under GAAP.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as the same shall be from time to time be amended, renewed, extended or replaced.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than 365 days from the date issued (i) by any Bank (or its holding company) or (ii) at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within 365 days from the date of issuance thereof issued by, or repurchase agreements backed by United States governmental securities from (i) the Bank or (ii) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and not subject to setoff rights in favor of such bank; and (d) United States money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(a) a change in the ownership of Parent, such that HIG Capital and its Affiliates fails to (i) maintain its ownership, both legally and beneficially, of at least 85% of the issued and outstanding voting and non-voting Capital Stock of Parent owned by HIG Capital and its Affiliates as of the Closing Date or (ii) have the power to control the board of directors and to direct or cause the direction of the management and policies of Parent; or

(b) a change in the ownership of the Company, such that Parent fails to (i) own legally and beneficially, free and clear of any Liens (except the Liens in favor the Collateral Agents), 100%, on a fully diluted basis, of the issued and outstanding voting and non-voting securities of, and other equity interests in the Company or (ii) have the power control the board of directors and to direct or cause the direction of the management and policies of the Issuer; or

(c) a sale of all or substantially all of the assets of the Note Parties.

“Change of Control Notice” has the meaning set forth in Section 3.2.4.2.

“Change of Control Prepayment Notice” has the meaning set forth in Section 3.2.4.2.

“Charter Documents” means, with respect to any Person, such Person’s articles and by-laws of a corporation, operating agreement, if a limited liability company or unlimited liability company, and limited partnership agreement and certificate of limited partnership, of a limited partnership, and other similar governing documents, with respect to any other entity.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Notes are issued and sold pursuant to the Agreement.

“Code” means the United States Internal Revenue Code of 1986, together with all rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. §1 et seq or any successor provision thereto.

“Collateral” has the meaning set forth in the recitals and means all collateral on which a lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Agents” means the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Consolidated”, when used with reference to any term, mean that term as applied to the accounts of Parent (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined), in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“Consolidated Tangible Assets” means, as of the date of any determination thereof, (i) the Consolidated total assets of Parent and its Subsidiaries minus (ii) the Consolidated intangible assets of Parent and its Subsidiaries, as determined in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Note Party, are treated as a single employer under Section 414 of the Code.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Documents” means the Note Documents, the Acquisition Agreement, the Charter Documents, the Collateral Documents and all documents, certificates and agreements delivered with respect thereto, in each case, together with any schedules, exhibits, appendices or other attachments thereto.

“Enforcement Action” has the meaning set forth in Section 11.3.1.

“Enforcement Notice” has the meaning set forth in Section 11.3.1.

“Environmental Laws” means any applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Substances or wastes, air emissions and discharges to waste or public systems.

“EPA” means the Environmental Protection Agency.

“Equipment” means and includes, as to each Note Party, all of such Note Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“ERISA” has the meaning set forth Section 5.18.

“ERISA Group Person” means Parent, any of its Subsidiaries and any Person which is a member of the controlled group or under common control with Parent or any of its Subsidiaries within the meaning of section 414 of the Code or section 4001(a)(14) of ERISA.

“Events of Default” has the meaning set forth in SECTION 8.

“Excess Cash Flow” means for any fiscal year, the excess (if any), of (a) EBITDA for such fiscal year, minus (b) the sum during such fiscal year of (i) Interest Expense paid in cash, plus (ii) Income Tax Expense, plus (iii) non-financed Capital Expenditures, plus (iv) the increase in “net working capital” during such fiscal year, plus (v) scheduled payments on Indebtedness, plus (vi) prepayments of the Notes. For purposes of this definition, “net working capital” means the excess of current assets minus current liabilities, each as determined in accordance with GAAP.

“Excess Disposition Proceeds” shall mean, during any period of determination, net cash proceeds (after the payment of brokerage commissions and other out-of-pocket expenses incurred in connection with such disposition and after provision for sales or transfer taxes and taxes on any gain realized as a result of such disposition) from (i) the sale of assets (except for the sale of Inventory in the ordinary course of business and except for the disposition of obsolete or worn out Equipment in the ordinary course of business) and (ii) the condemnation, damage or destruction (including insurance proceeds) of fixed assets; provided, any such net cash proceeds that are applied pursuant to section 7.18.2 shall not be “Excess Disposition Proceeds”.

“Excess Issuance Proceeds” shall mean the Note Parties’ net cash proceeds from the issuance of Indebtedness, corporate stock or other equity interests, including capital contributions in respect of corporate stock or other equity interests previously issued (after payment of any fees, commissions, investment banking fees and other reasonable out-of-pocket expenses in connection therewith), excluding (i) the proceeds of any contribution to Parent by HIG Capital or its Affiliates at Closing; (ii) the proceeds of the issuance of any Indebtedness permitted under Section 7.12 of the Agreement; and (iii) proceeds from the exercise of stock options by present or former employees, directors and officers of a Note Party.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor statute).

“Financial Statements” has the meaning set forth in Section 5.5.

“First Lien Collateral Agent” means Sankaty Advisors, LLC, in its capacity as Collateral Agent for the Senior Note Purchasers under the First Lien Collateral Documents or any successor thereto.

“First Lien Collateral Documents” means, collectively, the First Lien Security Agreement, and any other document pursuant to which any Note Party grants security for the Senior Note Obligations.

“First Lien Security Agreement” means the Security Agreement, substantially in the form of Exhibit C to the Agreement, between the Issuer, the Note Parties and the First Lien Collateral Agent, for the benefit of the Senior Note Purchasers, as amended, modified or supplemented from time to time.

“Forbearance Notice” has the meaning set forth in Section 11.3.2.

“Forbearance Period” has the meaning set forth in Section 11.3.2.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 10.1.

“Guarantors” means Parent, SpectruCell, Hudson Street, Cyber-Test and Vance Baldwin and each Person that subsequently becomes party to this Agreement and is required to act as a Guarantor under this Agreement.

“Hazardous Substance” means any material, substance or waste characterized as hazardous or toxic under Environmental Laws, including any “hazardous substance” as defined in 42 U.S.C. § 9601(14), oil, gasoline and any other petroleum-based substance.

“HIG Capital” means H.I.G. Capital L.L.C., a Delaware limited liability company and its successors and assigns.

“Indebtedness” with respect to any Person, means, without duplication, the liabilities of such Person with respect to:

(a) all liabilities appearing on its balance sheet in accordance with GAAP, excluding any customer deposits, contingency reserves, reserves for deferred income taxes, trade payables and accruals incurred in the ordinary course of business and accrued expenses on its balance sheet in accordance with GAAP;

(b) borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable):

(c) the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business (unless such accounts payable are greater than $3,000,000 in the aggregate and outstanding more than ninety (90) days past due) but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(d) indebtedness of any other Person secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed);

(e) Capitalized Leases of such Person;

(f) letters of credit, bankers’ acceptances or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person;

(g) any Capital Stock of any Person that has required payments (other than payments in-kind or in common equity), whether with respect to redemption, dividend or otherwise, that are payable prior to the 5 year anniversary of the issuance of the Notes;

(h) loans or advances made to employees, officers or directors; and

(i) any Guarantee of such Person or any obligation or liability of another Person of the types listed in clause (a) through clause (j) of this definition of Indebtedness; and

“Indemnified Liabilities” has the meaning set forth in Section 13.2.

“Indemnitees” has the meaning set forth in Section 13.2.

“Indemnitor” has the meaning set forth in Section 13.2.

“Information” has the meaning set forth in Section 13.16.

“Intellectual Property” means any and all licenses, patents, copyrights, trademarks, designs and the goodwill associated with such trademarks.

“Intercompany Obligations” has the meaning set forth in Section 10.8.

“Interest Payment Date” has the meaning set forth in Section 3.1.2.

“Interest Period” means, the period from and including the Closing Date to but excluding the first Interest Payment Date, and each succeeding period from and including each Interest Payment Date to but excluding the following Interest Payment Date.

“Internal Revenue Service” means the Internal Revenue Service of the United States government.

“Inventory” means and include, as to any Person, all of such Person’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment” means any loan, advance, equity contribution or acquisition or holding of an evidence of indebtedness or equity interest in or of another Person.

“Issuer” has the meaning set forth in the preamble.

“Key Employee” has the meaning set forth in Section 5.15.

“Key Employee Employment Agreements” means those certain Employment Agreements made and entered into as of August 17, 2007 by and between the Note Parties and certain members of the management of the Note Parties.

“Legal Requirement” means any present or future requirement imposed upon any of the Note Parties and their Subsidiaries by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America, or any state, or other political subdivision thereof, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America or any other jurisdiction in which such Note Party or Subsidiary is organized, owns property or conducts its business, or any political subdivision of any of the foregoing.

“LIBOR” means for any Interest Period the greater of (x) 2.50% per annum or (y):

(a)     the rate per annum equal to the rate determined by the Note Purchasers to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)     if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Note Purchasers to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, personal property security legislation or comparable law of any jurisdiction.

“Management Agreement” means that certain Management Agreement made and entered into as of August 17, 2007 by and between Parent and Sponsor.

“Material Adverse Effect” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, operations or financial condition of the Note Parties, (b) the ability of the Note Parties to perform their obligations under this Agreement or the other Note Documents, (c) the rights and remedies of the Collateral Agents or the Note Purchasers under the Agreement and the other Note Documents, or (d) the Collateral Agents’ Liens on the Collateral or the priority of any such Lien; provided, that where no date is specified, the measurement date shall be from and include December 31, 2006.

“Material Agreements” means, collectively, (i) all agreements pursuant to which the Note Parties lease any real property or any material personal property or material Intellectual Property; (ii) the Acquisition Agreement; and (iii) all agreements (excluding this Agreement) to which a Note Party is party where a termination of such agreement, or a material default by the other party to such agreement, would be reasonably likely to result in a Material Adverse Effect.

“Maturity Date” means either the Senior Note Maturity Date or the Subordinated Note Maturity Date, as the case may be.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” as defined in sections 3(37) and 4001(a)(3) of ERISA.

“National Priorities List” means the list, compiled by EPA pursuant to CERCLA, of uncontrolled hazardous substance releases in the United States of America that are priorities for long-term remedial evaluation and response because they represent an especial hazard to human health and/or the environment.

“Non-Payment Default” has the meaning set forth in Section 12.2 of the Agreement.

“Note” and “Notes” has the meaning set forth in the recitals to the Agreement and shall mean and include any Notes issued pursuant to Section 2.4 and Section 9.1 of the Agreement, and shall further mean any include any amendments, modifications or refinancings thereof, including any such that increase the principal amount thereof.

“Note Documents” means the Agreement, the Security Agreements, the Mortgages and each of the documents, instruments and other agreements evidencing, guaranteeing, governing or providing security for the payment of, or otherwise relating to the incurrence by the Issuer of, the Note Obligations, as in effect on the Closing Date and as the same may be entered into, amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Note Obligations” means any and all obligations of the Issuer under the Agreement with respect to the Notes and under the Notes, including, without limitation, the obligation to pay principal, premium, if any, interest, expenses, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable thereunder or in connection therewith or related thereto.

“Note Parties” has the meaning set forth in the preamble.

“Note Purchasers” has the meaning set forth in the preamble to the Agreement, and means and include the Note Purchasers and any assignees of the Notes pursuant to Section 9.1 of the Agreement. “Note Purchaser” means any of the Note Purchasers, individually.

“Notice of Borrowing” means a certificate in the form attached as Exhibit E hereto.

“Other Taxes” has the meaning set forth in Section 3.4.2.

“Parent” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“Pension Benefit Plan” means any Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA other than a Multiemployer Plan.

“Permitted Encumbrances” shall have the meaning provided in Section 7.14.

“Person” means any entity, whether of natural or legal constitution, including any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization, government or any agency or political subdivision thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Note Party or any member of the Controlled Group or any such Plan to which any Note Party or any member of the Controlled Group is required to contribute on behalf of any of its employees other than any non-U.S. employee benefit plan.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.5.

“Projections” has the meaning set forth in Section 5.5.

“Real Property” means the right, title and interest in and to all owned and leased premises of Parent and each of its Subsidiaries.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means, as to any Indebtedness, the Refinancing of such Indebtedness, provided that the following conditions are satisfied:

(a) the weighted average life to maturity of such Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced;

(b) the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being refinanced;

(c) the respective obligor or obligors shall be the same on the Refinancing Debt as on the Indebtedness being refinanced;

(d) the ranking of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced; and

(e) the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of the Refinancing Debt).

“Related Party” means any of the current stockholders, directors, officers or beneficial owners of Parent or any of its Subsidiaries or Affiliates, and their spouses, siblings and descendants and trusts for the benefit of any of the current stockholders, directors, officers or beneficial owners, their spouses, siblings and descendants.

“Reportable Event” has the meaning set forth in ERISA § 4043.

“Required Purchasers” means one or more Note Purchasers having or holding Senior Note Obligations and/or Subordinated Note Obligations and representing more than 50% of the sum of (i) the aggregate Senior Note Obligations and (ii) the aggregate Subordinated Note Obligations, in each case to the extent then outstanding.

“Restricted Payment” means, with respect to any Note Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock, except a dividend payable solely in shares of that class of Stock to holders of that class; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Note Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment (including by way of purchase, redemption, prepayment or otherwise) in respect of Indebtedness that is contractually subordinated in right of payment to the Notes; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire stock of such Note Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Note Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Affiliate or stockholder of such Note Party other than payment of compensation in the ordinary course of business to stockholders who are employees or directors of such Person; and (g) any payment made to Parent or the Seller so long as any amount remains outstanding under the Notes.

“Second Lien Collateral Agent” means Sankaty Advisors, LLC, in its capacity as Collateral Agent for the Subordinated Note Purchasers under the Second Lien Collateral Documents or any successor thereto.

“Second Lien Collateral Documents” means, collectively, the Second Lien Security Agreement and any other document pursuant to which any Note Party grants security for the Subordinated Note Obligations.

“Second Lien Security Agreement” means the Security Agreement, substantially in the form of Exhibit D to the Agreement, between the Issuer, the Note Parties and the Second Lien Collateral Agent, for the benefit of the Subordinated Note Purchasers, as amended, modified or supplemented from time to time.

“Securities Act” means the United States Securities Act of 1933, as amended and any successor statute.

“Security Agreements” means the First Lien Security Agreement and the Second Lien Security Agreement.

“Security Interests” means the security interests in the Collateral granted under the Collateral Documents to secure the Note Obligations.

“Seller” shall have the meaning provided in the recitals.

“Seller Note” means that certain Convertible Subordinated Promissory Note dated as of the date hereof by and between Parent and Fred V. Baldwin.

“Senior Note Maturity Date” means August 17, 2012.

“Senior Note Obligations” means any and all obligations of the Issuer under the Agreement with respect to the Senior Notes and under the Senior Notes, including, without limitation, the obligation to pay principal, premium, if any, interest, expenses, attorneys’ fees and disbursements, indemnities and other amounts payable thereunder or in connection therewith, in each case to the extent provided for under this Agreement or the other Note Documents.

“Senior Note Purchasers” shall mean the purchasers of the Senior Notes.

“Senior Notes” shall have the meaning provided in the recitals.

“Series” has the meaning set forth in the recitals to the Agreement.

“Sponsor” means H.I.G. Capital, LLC, a Delaware limited liability company.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act) or equivalent securities issued by the Foreign Subsidiaries.

“Subordinated Note Maturity Date” means August 17, 2013.

“Subordinated Note Obligations” means any and all obligations of the Issuer under the Agreement with respect to the Subordinated Notes and under the Subordinated Notes, including, without limitation, the obligation to pay principal, premium, if any, interest, expenses, attorneys’ fees and disbursements, indemnities and other amounts payable thereunder or in connection therewith, in each case to the extent provided for under this Agreement or the other Note Documents.

“Subordinated Note Purchasers” shall mean the holders of the Subordinated Notes.

“Subordinated Notes” shall have the meaning provided in the recitals.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or managing member or may exercise the powers of a general partner whether directly or indirectly, and (c) any other Person (other than a corporation, limited liability company or partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supplemental Closing Date” shall mean the date on which Senior Notes or Subordinated Notes are issued and sold pursuant to the Additional Issuance.

“Taxes” has the meaning set forth in Section 3.4.1.

“Transactions” means the transactions contemplated by the Acquisition Agreement and this Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 5.5.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wholly Owned Subsidiary” means, with respect to a specified Person, an entity all of the outstanding Capital Stock of which (other than nominal interests issued to comply with local regulatory requirements), and all of the options, warrants or other rights to acquire the same, are owned, directly or indirectly, by the specified Person.